     As filed with the Securities and Exchange Commission on April 10, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                                EoExchange, Inc.
             (Exact name of Registrant as specified in its charter)

             Delaware                            7375                          94-3260942
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)         Identification Number)

                           282 2nd Street, Suite 400
                            San Francisco, CA 94105
                                 (415) 538-8555
  (Address, including zip code, and telephone number of Registrant's principal executive offices)
                                ----------------
                               Douglas S. Bennett
                     President and Chief Executive Officer
                                EoExchange, Inc.
                           282 2nd Street, Suite 400
                            San Francisco, CA 94105
                                 (415) 538-8555
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:

   Michael W. Hall                       Nora L. Gibson
   Laura L. Gabriel                    Lindsay C. Freeman
 Patricia L. Bonheyo                   Jeanine M. Larrea
    Lia M. Arnold                      Jennifer J. Massey
   Latham & Watkins             Brobeck, Phlegler & Harrison LLP
135 Commonwealth Drive                 Spear Street Tower
 Menlo Park, CA 94025                      One Market
    (650) 328-4600                  San Francisco, CA 94105
                                         (415) 442-0900

                                ----------------
        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Title of shares to be    Proposed maximum aggregate             Amount of
       registered               offering price(1)             registration fee
------------------------------------------------------------------------------
Common Stock, $.01 par
 value..................         $69,000,000.00                  $18,216.00

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                                ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may change. We may not +
+sell these securities until the registration statement filed with the         +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy + +these securities, in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 10, 2000.


                                       Shares

                                  Common Stock

  EoExchange, Inc. is offering      shares of its common stock. This is our
initial public offering and no public market currently exists for our shares. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "EOEX." We anticipate that the initial public offering price
will be between $   and $   per share.

                               -----------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                               -----------------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public Offering Price............................................... $     $
Underwriting Discounts and Commissions.............................. $     $
Proceeds to EoExchange, Inc......................................... $     $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an
additional       shares of common stock to cover over-allotments.

                               -----------------

Robertson Stephens                                                    Chase H&Q
                            William Blair & Company

                  The date of this Prospectus is       , 2000.

  You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

  Until       , 2000 (25 days after commencement of the offering), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           -------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  26
Management...............................................................  42
Related-Party Transactions...............................................  51
Principal Stockholders...................................................  54
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  62
Legal Matters............................................................  64
Experts..................................................................  64
Where You Can Find More Information......................................  65
Index to Consolidated Financial Statements............................... F-1

                           -------------------------

  We hold several trademarks and service marks and own the rights to various Internet domain names. We have applied for federal registration of certain of these trademarks and service marks, including "EoExchange," "EoCenter," "EoEnabled," "EoMonitor," "EoProducer," "Eo" and "Internet Information Exchange Company." We hold the trademark for "Aeneid." This prospectus contains product names, trade names, trademarks and servicemarks of other organizations.

                                    SUMMARY

  This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and related notes, carefully before making an investment decision.

                                   EoExchange

  EoExchange enables business-to-business websites by providing an outsourced industry-specific search, monitor and notification infrastructure. Our services enable our customers to build traffic, improve customer loyalty and increase revenues through new commerce opportunities. We combine our proprietary technologies with our in-house industry expertise to find and deliver relevant business information to professionals via the Internet. By providing our outsourced services to a wide range of business-to-business vertical websites, we are establishing a network of destination websites, thus enabling us to offer businesses targeted advertising and commerce opportunities.

  Our search, monitor and notification solution benefits business professionals such as managers, engineers and researchers by focusing their Internet searches only on highly relevant websites within their industries. In contrast, general business-to-consumer search engines typically conduct less targeted searches that generate results often lacking the relevance and thoroughness required for efficient business use. We earn revenues from multiple sources including fees for service deployment, monthly subscriptions, and network advertising and sponsorships, and we expect to earn commissions from commerce sales conducted through our services. In addition, by having access to a large network of business professionals, we believe that we will establish ourselves as a trusted source of information and become a leader in the distribution and sale of premium business information.

  In May 1999, we launched our first industry-specific search solution, or EoCenter, for application in the high-technology industry. Customers of this EoCenter include Red Herring Communications, CMP Media and EarthWeb. We have launched additional EoCenters in the finance, healthcare and insurance industries, and are rapidly developing new EoCenters for a range of industries such as chemicals, metals, construction and telecommunications. To date, our services are deployed on more than 50 websites and we have contracted for approximately 150 additional website deployments. We also have strategic relationships with Office.com and VerticalNet that extend our ability to develop our EoCenter services across multiple new industries.

                               Market Opportunity

  Gartner Group estimates that business-to-business electronic commerce will generate $2.7 trillion in revenues by 2004. As a result, a large number of industry-specific, business-to-business websites are emerging to link buyers and sellers in those industries. By 2001, Gartner Group estimates that there will be 100,000 such websites. As the overall number of industry-focused websites increases, it will become more difficult for these websites to differentiate themselves and for business users to quickly and efficiently access the most relevant information available on these websites. We believe that search and navigation solutions currently available inadequately serve the needs of business professionals because they search across the entire Internet and often return information that is either largely irrelevant or incomplete. We further believe that the optimal solution for business-to-business vertical websites is an outsourced search, monitor and notification infrastructure that delivers only relevant, industry-specific content.

                                  Our Services

  We provide businesses with search and navigation services through our EoCenter research engine and with monitor and notification services through our EoMonitor personalized tracking service. In addition, our EoExchange network enables advertisers and merchants to target business professionals within specific industries.

  EoCenter. Our EoCenter research engine allows business professionals to search the Internet efficiently by targeting their searches on information that is most relevant to a specific industry. For example, a search performed on our EoCenter for the high-technology industry will only search relevant industry sources, such as the websites of hardware and software vendors, trade and business press and technology organizations. Our EoCenter service retains the branding, look and feel of our customer's website; however, EoCenter pages are actually hosted by us on a separate website. This allows our customers to deliver our value-added services as a natural extension of their websites.

  EoMonitor. Our EoMonitor personalized tracking service notifies business professionals when selected topics of interest are addressed or changed on web pages or sites that they selected to be monitored. For example, an EoMonitor user can monitor the websites of a competitor, supplier or customer and can receive notification of changes or additions to these sites. Changes are clearly marked and can be delivered to an e-mail account or published to the Internet.

  EoExchange Network. Our EoExchange network is the aggregation of industry destinations created by providing our EoCenter and EoMonitor services to a broad range of business-to-business vertical websites. We believe that our EoExchange network represents a focused advertising, sponsorship and commerce platform that reaches the leading websites in a particular industry. We believe that our EoExchange network is valuable to marketers because it enables them to deliver highly targeted advertisements to business professionals within an industry.

                                  Our Strategy

  Our objective is to be the leading provider of outsourced search, monitor and notification infrastructure for business-to-business vertical websites. Key elements of our strategy include:

  . building a network of business professionals by partnering with the leading business-to-business websites;

  . extending our leadership in our existing core business-to-business markets;

  . penetrating a wide range of additional business-to-business vertical markets with our EoCenter and EoMonitor services;

  . leveraging our network of business professionals to create a highly targeted advertising and sponsorship commerce platform;

  . maximizing advertising, sponsorship and commerce revenue opportunities with existing customers; and

  . maintaining and strengthening our technology leadership through internal development and acquisition of complementary technologies.

                           Our Corporate Information

  We were incorporated in California in October 1996, under the name Aeneid Corporation and reincorporated as EoExchange, Inc., a Delaware corporation, in March 2000. Our principal executive offices are located at 282 2nd Street, Suite 400, San Francisco, California 94105, and our telephone number is (415) 538-8555. Our corporate website is located at www.eoexchange.com. Information contained on our corporate website, our other websites or any other website referenced elsewhere in this prospectus is not part of this prospectus.

                                  The Offering

 Common stock offered by EoExchange.................       shares

 Common stock to be outstanding after the offering..       shares

 Use of proceeds.................................... (1) To expand into new vertical website markets, (2) to significantly increase our
                                                     sales and marketing efforts and (3) for
                                                     working capital and other general corporate
                                                     purposes, including possible strategic
                                                     acquisitions and investments. See "Use of
                                                     Proceeds."

 Proposed Nasdaq National Market symbol............. EOEX

  The shares of common stock to be outstanding after the offering are based on
the number of shares outstanding as of   , 2000 and exclude:

  . 1,474,162 shares of common stock reserved for issuance under our 1996 stock option plan, all of which are subject to outstanding options;

  . 4,047,169 shares of common stock reserved for issuance under our 1999 stock plan, of which 2,774,909 shares are subject to outstanding options; and

  .       shares of common stock reserved for issuance under our employee stock purchase plan.

                                ----------------

  Except as otherwise indicated, all of the information in this prospectus:

  . reflects the automatic conversion of each outstanding share of preferred stock into one share of common stock immediately prior to the closing of this offering; and

  . assumes no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data

  You should read the summary financial data with our consolidated financial statements and the related notes included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Consolidated Financial Data." Please see note 2 of the notes to our "Consolidated Financial Statements" for an explanation of the determination of weighted average shares used in computing per share data.

  Pro forma statement of operations data reflects the acquisition of InGenius Technologies, Inc. as if it had occurred as of January 1, 1999.

                                                                   Pro Forma
                                      Years Ended December 31,     Year Ended
                                      --------------------------  December 31,
                                       1997     1998      1999        1999
                                      -------  -------  --------  ------------
                                      (In thousands, except per share data)
Statement of Operations Data:
Revenues............................. $   --   $    49  $    496    $    620
Cost of revenues.....................     --       306     1,599       1,732
                                      -------  -------  --------    --------
Gross profit (loss)..................     --      (257)   (1,103)     (1,112)
Operating expenses...................   1,149    3,613    10,409      11,588
                                      -------  -------  --------    --------
Loss from operations.................  (1,149)  (3,870)  (11,512)    (12,700)
Interest income (expense), net.......     (32)      19       162           5
                                      -------  -------  --------    --------
Net loss.............................  (1,181)  (3,851)  (11,350)    (12,695)
                                      -------  -------  --------    --------
Imputed dividends and accretion
 attributable to preferred stock.....     --       --    (21,770)    (21,770)
                                      -------  -------  --------    --------
Net loss attributable to common
 stockholders........................ $(1,181) $(3,851) $(33,120)   $(34,465)
                                      =======  =======  ========    ========
Net loss per share:
  Basic and diluted.................. $ (0.28) $ (0.62) $  (4.27)   $  (4.45)
                                      =======  =======  ========    ========
  Weighted average shares--basic and
   diluted...........................   4,214    6,188     7,749       7,749
                                      =======  =======  ========    ========

  The following balance sheet data is provided on an actual basis, on a pro forma basis and on a pro forma as adjusted basis. The pro forma column:

  . reflects the issuance of 3,266,910 shares of Series D preferred stock and a warrant to purchase 69,969 shares of Series D preferred stock in January 2000; and

  . the conversion of all of our outstanding preferred stock, including
    3,266,910 shares of Series D preferred stock issued in January 2000.

  The pro forma as adjusted column assumes, in addition, the sale of shares of
our common stock at an initial public offering price of $   per share after
deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                                      December 31, 1999
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                --------  --------- -----------
Balance Sheet Data:
Cash and cash equivalents...................... $ 21,709   $28,315
Working capital................................   20,495    27,101
Total assets...................................   27,289    33,895
Long-term obligations, less current portion....       13        13
Preferred stock................................   58,469       --
Total stockholders' equity (deficit)...........  (33,531)   24,938

                                  RISK FACTORS

  You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed, the value of our common stock could decline, and you could lose part or all of your investment.

                         Risks Related to Our Business

Because we have a limited operating history, our business strategy may not be successful

  We were formed in October 1996 and did not generate revenues under our current business model until June 1999. As a result, you have limited operating and consolidated financial data about our company upon which to base an evaluation of our performance and an investment in our common stock. In addition, we have limited insight into trends that may emerge and affect our business. You should consider our prospects in light of the risks, expenses and difficulties we might encounter due to our early stage of development in a new and rapidly evolving market. We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

Because our operating results from quarter to quarter may fluctuate, the price of our common stock may decline

  Our revenues, expenses and operating results have varied significantly in the past and may vary significantly in the future on a quarterly and annual basis due to a number of factors, many of which are outside of our control. For example, our results of operations may be affected by the following:

  . our ability to obtain new customers and strategic alliances and the length of the development cycle of the business-to-business vertical website market;

  . our ability to obtain new advertising and sponsorship contracts, maintain existing ones and effectively manage our advertising inventory;

  . our ability to develop and introduce new technology;

  . announcements and new technology introductions by our competitors;

  . our ability to attract and retain key personnel;

  . costs relating to possible acquisitions and integration of technologies or businesses;

  . marketing expenses and technology infrastructure costs as well as other costs that we may incur as we expand our operations; and

  . our ability to develop new sources of revenue.

  As a result, our revenues, expenses and results of operations could vary significantly in the future, and you should not rely upon period-to-period comparisons as indications of future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, our stock price will likely decline. In addition, these fluctuations may make our stock unattractive to investors and may result in a decline in the price of our stock.

Because we expect to continue to incur net losses, the price of our common stock may decline and we may not be able to implement our business strategy

  We have never achieved profitability and have experienced net operating losses of approximately $1.2 million, $3.9 million and $11.4 million in 1997, 1998 and 1999, respectively. We expect to incur operating losses for the foreseeable future. In addition, we expect to continue to incur significant operating and capital expenses and the rate at which we incur these losses will likely increase significantly from current levels. We will need to generate significant revenues to achieve and maintain profitability. Because of our limited operating history and the early stage of the Internet information market, historical trends and expected performance are difficult to analyze. If our revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be harmed.

We depend on a small number of customers for a high percentage of our revenues and the loss of a significant customer would result in a substantial decline in our revenues

  Our sales are concentrated among a limited number of customers and the loss of one or more of these customers would cause our revenues to decrease. If we lost one or more of these customers, or if one or more of these customers delayed or reduced purchases of our services, our revenues will decrease. Office.com and The Gale Group accounted for approximately 49% and 35% of our revenues for the year ended December 31, 1999. These customers may in the future decide not to purchase our services at all, purchase fewer services than they did in the past or alter their purchasing patterns. We expect that a small number of customers will continue to account for a substantial portion of our revenues for the foreseeable future.

If we fail to successfully establish our new EoExchange name or brand, or if we incur significant expenses in promoting and maintaining our name or brand, our business could be harmed

  In March 2000, we changed our name from Aeneid to EoExchange to better represent the diversity of our Internet information services. The importance of name and brand recognition will increase as more companies provide outsourced Internet information solutions. If our efforts to build our name and brand identity do not succeed, our business, financial condition and results of operations could be seriously harmed. These efforts have required, and will continue to require, significant expense. We cannot assure you that these efforts will be successful. Additionally, our new EoExchange name and brand may cause confusion to current and potential customers, and as a result, we may lose customers, which would harm our business, financial condition and results of operations. We cannot assure you that we will be able to enforce rights related to the EoExchange name, that we will be free to use the name in all jurisdictions, that there will be no challenges to the use of that name or that we will not be required to expend significant resources in defending the use of that name. Even if brand recognition increases, the number of new customers may not increase. Further, even if the number of new customers increases, the amount of traffic on our EoCenters and the number of customers may not increase sufficiently to justify the expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

Because the market in which we operate is highly competitive, we cannot be certain that our services will be accepted in the marketplace or capture market share

  We compete in markets that are new and rapidly changing, and we expect competition in our markets to intensify in the future. We believe no single competitor competes directly with us across the full range of outsourced services we offer. However, we currently or potentially compete indirectly with a number of other companies that provide outsourced Internet business services. These indirect competitors include:

  . Internet outsourcing companies such as AltaVista, Ask Jeeves, InfoSpace,
    Inktomi and LookSmart;

  . content distribution companies such as iSyndicate and Screaming Media;

  . information commerce enabling companies such as Qpass;

  . advanced Internet search companies such as Autonomy, Infoseek and NetMind; and

  . content aggregation companies such as About.com, Dow Jones, Northern
    Light and Reuters.

  Many of our indirect competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, customers, advertisers and electronic commerce customers. As a result, it is possible that new direct competitors may emerge and rapidly acquire significant market share.

Our senior managers and other key personnel are critical to our business, and because there is significant competition for personnel in our industry, we may not be able to attract and retain qualified personnel

  We depend to a significant extent on the continued services of our key personnel, particularly Mr. Bennett, our president and chief executive officer, and Mr. Ainsbury, our chief technology officer and vice president. The employment of all members of our senior management is terminable at will by us or by them. In addition, we do not maintain key person life insurance for members of our senior management. The loss of the services of our senior management or other key employees would likely harm our business.

  Our future success depends upon our continuing ability to attract, retain and motivate highly skilled employees, each of which we may be unable to do in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. In addition, there is significant competition for qualified employees in the Internet industry. As a result, we are incurring increased salaries, benefits and recruiting expenses. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be harmed.

Because we have expanded rapidly and expect to expand rapidly in the future, we may lack the ability to manage this growth in our operations, which would harm our business

  We have experienced and may continue to experience rapid growth. From January 1, 1999 to March 31, 2000, we have grown from 20 to 111 full-time employees. In addition, many members of our senior management, including Mr. Bennett, our president, chief executive officer and chairman of the board, have joined us within the last six months. These key employees may not have been fully integrated into our company. This growth has placed, and could continue to place, a significant strain on our managerial, financial and operational resources. As part of this growth, we will have to implement new operational and financial systems, procedures and controls. We will also need to train new employees and maintain close coordination among our content, product management, development, sales and marketing, and general and administrative organizations. These processes are time-consuming and expensive, will increase management responsibility and will divert management attention. If we are unable to manage our growth effectively, our business could be adversely affected.

Any acquisitions we make could disrupt our business and harm our financial condition

  In the fourth quarter of 1999, we acquired InGenius Technologies, Inc. We may acquire other companies in the future. We may not be able to integrate InGenius Technologies or any future acquisitions with existing operations without substantial costs, delays or other problems. If we acquire businesses, key employees of the acquired companies could resign and management's attention could be diverted from the conduct of our ongoing business. We may not be able to implement operational improvements in, or exploit potential synergies with, acquired businesses. Any of these factors could materially and adversely affect our operating results and financial condition. In addition, businesses we acquire may not perform as well as we may expect and we could be seriously harmed by unforeseen liabilities, business conditions or market conditions.

We depend on third party service providers' technologies and should any of these services become unavailable to us, our business could be harmed

  We depend on third party service providers for components of our search and indexing infrastructure. If we lose our relationships with any of the third parties who provide us with these services, we may not be able to enter into commercially reasonable contracts with replacement service providers, if at all. In such event, our business and operating results could be harmed.

Systems failure or delay may cause interruption and disruption of our services which would harm our business

  The performance of our server and networking hardware and software infrastructure is critical to our business, reputation and ability to attract vertical websites to use our EoCenters and the ability of vertical websites to attract users and advertisers. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our services. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

  Our systems must accommodate a high volume of traffic and deliver frequently updated information. Our website and EoCenters have in the past experienced slow response times, decreased traffic and minor and infrequent interruptions. While these occurrences have not had a material impact on our business, if system failures or slowdowns were sustained or repeated, our revenues and our reputation could be impaired. In addition, because we depend upon Internet and other online service providers to provide consumers with access to our website and our EoCenters, we are limited in our ability to prevent system failures in the future. Many of these service providers have sustained significant outages unrelated to our systems in the past and may experience similar failures in the future, resulting in less traffic on our EoCenters, which could, in turn, impair our revenues.

We may be unable to project capacity limits on our technology, network hardware or software or transaction processing systems, and we may be unable to expand and upgrade our systems to meet increased use which may harm our business

  As traffic on our EoCenters continues to increase, we must expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to accurately project the rate of increase in our traffic. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our service. If we do not appropriately upgrade our systems and network hardware and software, our business will be harmed.

                         Risks Related to the Internet

Failure of the Internet to continue to grow would harm our business

  Our market is new and rapidly evolving. Our business would be harmed if Internet usage does not continue to grow. A number of factors may inhibit the continued growth of Internet and commercial online services into a viable commercial marketplace, including:

  . inadequate network infrastructure;

  . lack of availability of cost-effective, high-speed service;

  . security and privacy concerns; and

  . inconsistent quality of services.

  If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could grow more slowly or decline. If Internet usage grows slowly or declines, our revenues may also grow slowly or decline.

Rapid technological change could render our services obsolete or require us to make significant capital expenditures in order to remain competitive

  Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To achieve our goals, we need to effectively integrate the software programs and tools required to enhance and improve service offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services. In addition, these new services must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our services or infrastructures to adapt to these changes. Specifically, we are currently significantly upgrading our EoCenter infrastructure and our upgrade may be unsuccessful, expensive and time-consuming.

  Some of our technology is still in development. For instance, our technology for performing data collection, interpretation, and analysis currently may have difficulty processing documents from websites. When this technology presents these documents, a user may experience document formatting problems. User dissatisfaction of this type could cause us to lose customers, and that, in turn, could cause us to lose revenue.

Our business would be seriously harmed if the Internet advertising market develops more slowly than we expect

  We anticipate that a significant amount of our revenues for the foreseeable future will come from Internet advertising. Because the Internet advertising market is new and rapidly evolving, we cannot yet gauge the effectiveness of Internet advertising as compared to traditional advertising media. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. These businesses may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. Many potential advertising and electronic commerce customers have little or no experience using the Internet for advertising purposes. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising. If the Internet advertising market develops more slowly than we expect, we may be unsuccessful in increasing our advertising revenues, which will harm our business.

Internet security concerns could hinder the growth and development of electronic commerce and could harm our business

  The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Internet. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by any breaches. To the extent that our activities or the activities of third party contractors involve the storage and transmission of proprietary or personal information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. This liability may include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. Our security measures may not prevent security breaches and any failure to prevent security breaches may seriously harm our business, financial condition and results of operation. We rely on encryption and authentication technology to provide the security and authentication necessary for secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the algorithms we use to protect customer transaction data. If our security were compromised, it could seriously harm our reputation, as well as our business, financial condition and results of operation.

We may be liable for information retrieved from the Internet

  We may be subject to legal claims relating to the content we make available to our users, or the downloading and distribution of content. Providers of Internet services have been sued in the past, sometimes successfully, based on the content of material. If our content is improperly used or if we supply incorrect information, it could result in unexpected legal liability. Our business could be materially adversely affected due to the cost of investigating and defending these claims, even if these claims do not result in material liability. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users. Although we carry commercial property and commercial general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

Government regulation and legal uncertainty may make it more expensive for us to conduct business on the Internet

  There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future that address issues such as indexing and summarizing data located on the Internet, retrieving information deeply embedded in websites, user privacy, pricing and the characteristics and quality of products and services. For example, Internet access and sales across the Internet may be subject to additional taxation by federal, state and local governments, thereby discouraging purchases over the Internet and adversely affecting the market for our services. Additionally, current and future legislation or regulations regarding online privacy and the collection and use of personal identification information could impair our ability to provide our services to our customers. United States legislators in the past have introduced a number of bills aimed at regulating the use of personal data over the Internet and similar bills may be considered in the future. In addition, the Federal Trade Commission and the Department of Commerce recently held hearings regarding user profiling and online privacy, and the European Union recently adopted a directive addressing data privacy that may result in limitations on the collection and use of information that will impact Internet users. These regulations may prevent us from collecting demographic and personal information from members and providing our customers with consumer and market data, which could result in the loss of potential revenues.

                   Risks Related to Our Intellectual Property

If we fail to protect our proprietary rights adequately, we could lose these rights and our business could be harmed

  We rely or may in the future rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our sales formats or to obtain and use information that we regard as proprietary.

  We cannot be certain that patents will issue from any of our pending or future patent applications or that any issued patent will be sufficient to protect our technology. We may also be unable to secure trademark registrations for names used by us, including domain names, currently or in the future. It is also possible that our competitors or others will adopt service names similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. Customer confusion related to our trademarks, or our failure to obtain trademark registration, would negatively affect our business. Finally, we may in the future provide our services internationally, and the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate, and our competitors could independently develop similar technology.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results

  We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that blocks or competes with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time-consuming, and we could use a substantial amount of our limited financial resources in either case.

We may face intellectual property infringement claims that may be costly to resolve

  Although we do not believe that our services infringe on any proprietary rights of others, we cannot assure you that others will not assert claims against us in the future or that these claims will not be successful. We could incur substantial costs and diversion of management resources to defend ourselves from any claims relating to proprietary rights. These costs and diversions could harm our business. In addition, we are obligated under some agreements to indemnify other parties as a result of claims that we infringe on the proprietary rights of others. If we are required to indemnify parties under these agreements, our business could be harmed.

We face risks associated with domain names

  We currently hold the Internet domain names eoexchange.com, eocenter.com, eomonitor.com and eoenabled.com. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries may change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain these domain names in all of the countries in which we conduct business.

  The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Also, there are risks that third parties could prevent us from continuing to use one or more of our domain names.

Laws defining Internet-related intellectual property rights are currently unsettled and may change in a way that could harm our business

  The growth and development of the Internet has raised new issues relating to intellectual property rights of parties who conduct business on the Internet. These issues include the following:

  . the risk of infringing on patented Internet-based technologies and business processes, despite good faith efforts to avoid these infringements and the resulting inability to continue the use of infringing technologies or processes;

  . the potential difficulty in obtaining and enforcing patent rights on Internet-related technologies and processes;

  . the authority necessary to republish information available from websites and other portals on the Internet;

  . the right to collect, use, exploit or disseminate personal information and data concerning users;

  . the authority of parties to activate Internet browser functions that cause the content on one party's website to be superimposed on the content of another without the other party's consent;

  . the extent of protection of intellectual property rights in foreign jurisdictions; and

  . the authority to link or hyperlink to a third party's website or particular elements of the website without specific authorization from the third party.

  The laws applicable to these and other issues are developing and unsettled. Future laws and legal precedents defining the rights and obligations of parties regarding Internet-related intellectual property rights may impact how we conduct our business and could harm our business.

                        Risks Relating to This Offering

We may need to raise additional capital in the future, and if we are unable to secure additional funds on terms acceptable to us, we may be unable to execute our business plan effectively

  Various elements of our business and growth strategies, including our plans to broaden existing services, introduce new services and invest in infrastructure, will require additional capital. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new services, pursue acquisitions that would complement our existing service offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures. If we raise additional equity capital, it would have a dilutive effect for our existing stockholders, including purchasers of common stock in this offering.

Our management may not use the proceeds of this offering to effectively increase our results of operations or our market value

  Our management will have considerable discretion in the application of the net proceeds of this offering and may apply the net proceeds in ways which may not increase our revenues, improve our operating results or increase our market value. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

Because there has been no prior market for our common stock, our stock price may decline after this offering

  Prior to this offering, you could not buy or sell our common stock on a public market. We are applying to list the common stock for trading on the Nasdaq National Market. We do not know whether investor interest in us will lead to the development of a trading market or, if a trading market develops, how active that market will be. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may not be related to the price at which the common stock will trade upon completion of this offering.

Because the Nasdaq Stock Market is likely to experience extreme price and volume fluctuations, the price of our common stock may decline even if our business is doing well

  Stock prices and trading volumes for many Internet-related companies, particularly companies quoted on the Nasdaq National Market, fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, political and market conditions, could cause the price of our common stock to decline without regard to our operating performance. These fluctuations or declines may be exaggerated if the trading volume of our common stock is low. The price at which our common stock will trade will depend on many factors, including:

  . our historical and anticipated quarterly and annual operating results;

  . variations between our actual results and analyst and investor expectations;

  . announcements by us or others and developments affecting our business;
    and

  . investor perceptions of us and comparable public companies.

  Some of these factors are beyond our control. Volatility in our stock price may prevent you from selling our stock at a favorable price at any given time or knowing the appropriate time to sell our stock. Moreover, if our stock price drops, it is possible that you may never be able to sell our stock at a favorable price.

Because of likely fluctuations in the price of our stock, we, or our officers or directors, may be named in a securities class action lawsuit, which could distract management and result in substantial costs

  In the past, securities class action lawsuits have often been brought against companies and their officers or directors following periods of volatility in the market price of their securities. We, or our officers or directors, may be named in similar lawsuits in the future. These lawsuits could result in substantial costs and could divert management's attention and resources from our operations. This would have a negative impact on our financial condition and results of operations.

A substantial number of our shares of common stock are eligible for future sale, and the sale of these shares may depress our stock price, even if our business is doing well

  Sales of a large number of shares of common stock in our market after this offering, or the perception that sales may occur, could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future at a time and price that we deem appropriate.

Because the book value per share of our stock is less than the initial public offering price, new investors will experience immediate dilution

  We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, you will incur immediate and substantial net tangible book value dilution. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase common stock.

Because our officers, directors and principal stockholders may have the ability to control stockholder votes, the premium over market price that an acquiror might otherwise pay may be reduced and any merger or takeover may be delayed

  Our executive officers, directors and five percent or greater stockholders
together will beneficially own    % of the common stock after completion of
this offering, or    % if the over-allotment option is exercised in full. As a
result, these stockholders may be able to determine the composition of our board of directors, may retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, that, in turn, could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

Provisions of our charter documents and Delaware law could prevent or delay a change in our control and may reduce the market price of our common stock

  Certain provisions of our certificate of incorporation and bylaws that will be in effect after completion of this offering and Delaware law could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders.

This prospectus contains forward-looking statements that involve risks and uncertainties which might not occur

  Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

  . implementing our business strategy;

  . obtaining and expanding market acceptance of our services;

  . meeting our requirements under our agreements with our customers; and

  . competition in our market.

  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "could," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," "predicts," "potential" or the negative of these terms and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements. A description of some of the risks that could cause our results to vary can be found throughout this "Risk Factors" section and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

  We estimate that our net proceeds from the sale of common stock in this
offering will be approximately $  , or $   if the underwriters exercise their
over-allotment option in full, based upon an assumed offering price per share
of $   and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

  We plan to use the net proceeds (1) to expand into new vertical website markets, (2) to significantly increase our sales and marketing efforts and (3) for working capital and other general corporate purposes, including investments and possible strategic acquisitions of companies or technologies that complement our business. We may use a portion of the net proceeds for other purposes.

  Prior to the application of the net proceeds from the offering as described above, we intend to invest the net proceeds from the offering in marketable, investment-grade securities. The foregoing discussion represents our best estimate of our allocation of the net proceeds from the sale of the shares based on our current plans.

                                DIVIDEND POLICY

  We have never paid any dividends and do not anticipate declaring or paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, to provide funds for the operation and expansion of our business. Any determination to declare or pay cash dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

  The following table provides our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the conversion of all of our outstanding preferred stock including 3,266,910 shares of Series D preferred stock issued in January 2000; and

  . on a pro forma as adjusted basis to reflect the sale in this offering of shares of our common stock at an initial public offering price of $ per share, and after deducting the underwriting discounts and commissions and estimated offering expenses.

                                                    December 31, 1999
                                              --------------------------------
                                                                    Pro Forma
                                               Actual   Pro Forma  As Adjusted
                                              --------  ---------  -----------
                                                      (In thousands)
Capital lease obligations.................... $     24  $     24
Preferred stock, $0.01 par value; 30,800,000
   shares authorized,
   shares issued and outstanding:
  Actual: 25,121,333 shares
  Pro forma: 0 shares
  Pro forma as adjusted: 0 shares............   58,469       --
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 51,500,000
     shares authorized,
     shares issued and outstanding:
    Actual: 10,063,374 shares
    Pro forma: 38,451,617 shares
    Pro forma as adjusted:    shares.........      101       385
  Additional paid-in capital.................  (11,506)   46,679
  Notes receivable from stockholders.........   (1,461)   (1,461)
  Deferred stock-based compensation..........   (4,215)   (4,215)
  Accumulated deficit........................  (16,450)  (16,450)
                                              --------  --------       ---
    Total stockholders' equity (deficit).....  (33,531)   24,938
                                              --------  --------       ---
      Total capitalization................... $ 24,962  $ 24,962       $
                                              ========  ========       ===

  This table excludes the following shares:

  . 3,987,367 shares of common stock issuable upon exercise of outstanding options issued to our employees, directors and consultants under our 1996 stock option plan and 1999 stock plan; and

  . 784,968 shares reserved for issuance under our 1996 stock option plan and 1999 stock plan.

                                    DILUTION

  Our pro forma net tangible book value as of December 31, 1999 was approximately $28.9 million, or $0.75 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding, assuming the conversion of all of our outstanding shares of preferred stock into shares of common stock, including 3,266,910 shares of Series D preferred stock issued in January 2000.

  After giving effect to the sale of      shares of common stock in this
offering at the initial public offering price of $   per share and receipt of
the estimated net proceeds therefrom, our pro forma net tangible book value as
of December 31, 1999 would have been approximately $   million or $   per
share. This represents an immediate increase in pro forma net tangible book
value of $   per share to existing stockholders and an immediate dilution of
$   per share to the new investors, as illustrated by the following table:

   Initial public offering price per share.........................       $
     Pro forma net tangible book value per share at December 31,
      1999......................................................... $0.75
     Pro forma increase attributable to new investors..............
                                                                    -----
   Pro forma net tangible book value per share after this
    offering.......................................................
                                                                          ----
   Dilution per share to new investors.............................       $
                                                                          ====

  The following table summarizes on a pro forma basis, as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the aggregate consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering, after giving effect to the conversion of all of our preferred stock into common stock.

                                       Shares         Total
                                     Purchased    Consideration
                                   -------------- --------------     Average
                                   Number Percent Amount Percent Price Per Share
                                   ------ ------- ------ ------- ---------------
   Existing stockholders..........            %   $          %        $
                                    ----   ----   -----   ----        -----
   New investors..................
                                    ----   ----   -----   ----        -----
      Total.......................         100%   $       100%
                                    ====   ====   =====   ====

  The foregoing discussion and tables assume no sale of shares of common stock, including shares held by an existing stockholder, or under the underwriters' over-allotment option. The information presented regarding existing stockholders excludes as of December 31, 1999, 3,987,367 shares subject to outstanding options under our 1996 stock option plan and 1999 stock plan and a warrant to purchase 25,862 shares of Series A preferred stock and warrants to purchase 427,070 shares of Series D preferred stock at a weighted average
exercise price of $   per share. If all of these options and warrants had been
exercised as of December 31, 1999, pro forma net tangible book value per share
after this offering would be $   and total dilution per share to new investors
would be $  .

                      SELECTED CONSOLIDATED FINANCIAL DATA

  You should read the following selected consolidated financial data with our consolidated financial statements and the related notes included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The data for the three years ended December 31, 1997, 1998 and 1999 have been derived from the consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, which are included elsewhere in this prospectus. Please see note 2 of the notes to our "Consolidated Financial Statements" for an explanation of the determination of weighted average shares in computing per share data.

                                                                   Pro Forma
                                      Year Ended December 31,      Year Ended
                                      --------------------------  December 31,
                                       1997     1998      1999        1999
                                      -------  -------  --------  ------------
                                      (In thousands, except per share data)
Statement of Operations Data:
Revenues............................. $   --   $    49  $    496    $    620
Cost of revenues.....................     --       306     1,599       1,732
                                      -------  -------  --------    --------
  Gross profit (loss)................     --      (257)   (1,103)     (1,112)
Operating expenses:
  Product development................     536    1,466     1,964       2,081
  Sales and marketing................     214    1,158     3,263       3,339
  General and administrative.........     389      888     1,715       1,797
  Depreciation and amortization......      10      101       415       1,195
  Stock-based compensation...........     --       --      3,052       3,176
                                      -------  -------  --------    --------
    Total operating expenses.........   1,149    3,613    10,409      11,588
                                      -------  -------  --------    --------
Loss from operations.................  (1,149)  (3,870)  (11,512)    (12,700)
Interest income (expense), net.......     (32)      19       162           5
                                      -------  -------  --------    --------
  Net loss........................... $(1,181) $(3,851) $(11,350)   $(12,695)
                                      =======  =======  ========    ========
Imputed dividends and accretion
 attributable to preferred stock.....     --       --    (21,770)    (21,770)
                                      -------  -------  --------    --------
Net loss attributable to common
 stockholders........................ $(1,181) $(3,851) $(33,120)   $(34,465)
                                      =======  =======  ========    ========
Net loss per share:
  Basic and diluted.................. $ (0.28) $ (0.62) $  (4.27)   $  (4.45)
                                      =======  =======  ========    ========
  Weighted average shares--basic and
   diluted...........................   4,214    6,188     7,749       7,749
                                      =======  =======  ========    ========
Pro forma net loss per share:
  Basic and diluted..................                   $  (1.66)
                                                        ========
  Weighted average shares--basic and
   diluted...........................                     19,924
                                                        ========

  Pro forma statement of operations data reflects the acquisition of InGenius Technologies, Inc., as if it had occurred as of January 1, 1999. Please see "Unaudited Pro Forma Combined Financial Information" included elsewhere in this prospectus.

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
                                                               (In thousands)
Balance Sheet Data:
Cash and cash equivalents.................................... $ 2,980  $ 21,709
Working capital..............................................   1,944    20,495
Total assets.................................................   3,841    27,289
Long-term portion of capital lease obligations...............       6        13
Preferred stock..............................................   7,068    58,469
Total stockholders' deficit..................................  (4,645)  (33,531)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis contains forward-looking statements. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed here. The following discussion and analysis should also be read with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Overview

  EoExchange enables business-to-business websites by providing an outsourced industry-specific search, monitor and notification infrastructure. Our services enable our customers to build traffic, improve customer loyalty and increase revenues through new commerce opportunities. We combine our proprietary technologies with our in-house industry expertise to find and deliver relevant business information to professionals via the Internet. By providing our outsourced services to a wide range of business-to-business vertical websites, we are establishing a network of destination websites, thus enabling us to offer businesses targeted advertising and commerce opportunities.

  EoExchange was formed under the name Aeneid Corporation in October 1996. We changed our name to EoExchange, Inc. in March 2000. During the period from our inception in October 1996 through December 1998, we were primarily engaged in the development of our technology for searching and retrieving information from the Internet. In May 1999, we launched our first industry-specific search solution, or EoCenter, for application in the high-technology industry. Customers of this EoCenter include Red Herring Communications, CMP Media and EarthWeb. We have launched additional EoCenters in the finance, healthcare and insurance industries and are rapidly developing new EoCenters for a range of industries such as fiber optics, telecommunications, construction, chemicals, metals and business education. To date, our services are deployed on more than 50 websites and we have contracted for approximately 150 additional website deployments.

  We derive substantially all of our revenues from deployment fees and from fees for providing Internet search and retrieval services. From our inception in October 1996 through May 1999, our revenue model was based on generating fees on a per-transaction basis. In June 1999, we changed our revenue model to one in which we also derive our revenues from deployment fees, advertising and commissions from referrals.

  Deployment fees and fees charged for maintenance services are recognized as revenue ratably over the term of the relevant contract, which is typically one to three years. Service revenues are recognized when the service is provided. Advertising revenues are recognized when the advertisements are delivered. Referral commissions are recognized when referrals occur. Fees received in advance of revenue recognition are included in the balance sheet as deferred revenue.

  We launched our EoCenter service in May 1999 and have generated limited revenues from the service to date. We have incurred significant costs to develop our technology and services and to recruit and train personnel for our development, operations, sales, marketing and administration departments. As a result, we have incurred substantial losses and negative cash flows from operations in every fiscal period since our inception. We expect operating losses and negative cash flows to continue for the foreseeable future. We anticipate our net losses will increase significantly from current levels because we expect to incur additional costs and expenses related to our expanded service offerings for additional industries. We believe that our success depends on rapidly increasing our customer base in multiple industries, improving the functionality of our EoCenter services, and increasing the distribution of advertisements and information commerce through our network of EoCenter and EoMonitor customers.

Acquisition

  In the fourth quarter of 1999, we acquired InGenius Technologies, Inc. for approximately $2.7 million in cash. In this transaction, we acquired technology for monitoring web pages on the Internet and notifying users regarding changes, additions and deletions made to those pages. We have continued to sell the service developed by InGenius, which we call EoMonitor, on a monthly subscription basis and have begun to integrate the technology into our EoCenter service.

Stock-Based Compensation

  As of December 31, 1999, we recorded aggregate deferred compensation expenses totaling approximately $7.5 million relating to the grant of stock options to our employees, directors and consultants. These expenses represent the difference between the exercise price of options to purchase our common stock and the deemed fair value of this common stock on the date of the grant of these options, as determined for financial reporting purposes. This expense is being amortized over the vesting period of the applicable stock option, which is typically four years.

  Stock-based compensation expenses were $3.1 million in 1999. We expect amortization of additional stock-based compensation expenses of $2.7 million in 2000, $1.2 million in 2001, $495,000 in 2002 and $110,000 in 2003. Future
amortization figures could be larger than these estimates, depending upon future increases in personnel. There were no stock-based compensation charges in the years ended December 31, 1997 and 1998.

Beneficial Conversion

  In the fourth quarter of 1999, we issued 11.9 million shares of Series D preferred stock. All shares were issued at $2.14 per share. Due to a deemed increase in the fair value of our common stock into which the preferred stock is convertible, in the fourth quarter of 1999, we have recorded a dividend of approximately $8.0 million representing the difference between the cash proceeds and the fair market value of the common stock into which the preferred stock is convertible.

Preferred Stock Accretion

  Our preferred stock is redeemable at the higher of the original issuance price or the fair market value as determined by the board of directors at or any time after April 2003. Accordingly, we have valued the redeemable convertible preferred stock at its fair value at the end of each period presented, with the periodic differences recorded as preferred stock accretion. We have recorded preferred stock accretion of approximately $13.8 million for the year ended December 31, 1999 based on $2.14 per share being the estimated fair market values of shares of this stock at December 31, 1999.

Annual Results of Operations

  Revenues. For the period from our inception in October 1996 through the second quarter of 1999, we derived substantially all of our revenues from service fees for our Internet search and retrieval services and, to a lesser extent, from deployment fees. In the second half of 1999, we began distribution of our EoCenter service for websites. To date, we have received nominal revenues from our EoCenter service.

  Currently, we have several revenue streams, which are comprised of the following:

  . service fees for access to our search service;

  . fees for deployment and customization of our services;

  . monthly subscriptions to our EoMonitor service; and

  . advertising revenues from the sale of online banner ads and sponsorships.

  In the future, we expect to generate revenues from referral commissions. As part of strategic relationships, we may also generate future revenues from the sale of our EoCenter taxonomies. We cannot assure you that we will be able to generate revenues from referral commissions or the sale of our taxonomies.

  Revenues increased 912% to $496,000 for the year ended December 31, 1999 from $49,000 for the year ended December 31, 1998. The increase resulted primarily from our deployment of services on Office.com's website in June 1999, revenues generated by our ongoing relationship with The Gale Group and commencement of our EoMonitor service following our acquisition of InGenius Technologies, Inc. in the fourth quarter of 1999. Revenues for the year ended December 31, 1998 resulted solely from our relationship with The Gale Group that commenced in the fourth quarter of 1998. We generated no revenues for the year ended December 31, 1997.

  Cost of Revenues. Cost of revenues includes fees paid to our third party search service provider, direct labor associated with the maintenance and implementation of the EoCenter service, technology license fees and fees paid to third parties for hosting of our data centers. Cost of revenues increased 423% to $1.6 million for the year ended December 31, 1999 from $306,000 for the year ended December 31, 1998. This increase consists of a growth in direct labor of $800,000 and an increase of $500,000 in the cost of our third party search service provider. There were no costs of revenues for the year ended December 31, 1997.

  Product Development. Product development expenses include personnel and related costs for the design, development and implementation of our EoCenter service and for the integration of third party software and products. Product development expenses increased 34% to $2.0 million for the year ended December 31, 1999 from $1.5 million for the year ended December 31, 1998. The increase reflects the 44% increase in our development staff during 1999, offset by the capitalization of $446,000 of costs related to the development of internal use software during 1999. Product development expenses increased to $1.5 million for the year ended December 31, 1998 from $536,000 for the year ended December 31, 1997 due to a 125% increase in our product development staff during 1998.

  Sales and Marketing. Sales and marketing expenses include salaries, commissions and associated costs of employment and facilities for our sales and marketing staff. Included in sales and marketing are those personnel responsible for sales of our EoCenter service, advertising sales, and creation of our public relations and advertising campaigns. Sales and marketing expenses also include the costs of advertising, public relations and attendance at industry trade shows. Sales and marketing expenses increased 182% to $3.3 million for the year ended December 31, 1999 from $1.2 million for the year ended December 31, 1998. The increase consists of an $800,000 increase in salaries and associated costs, an $800,000 increase in advertising expense, and a $500,000 increase in other marketing activities such as public relations and trade show attendance. Sales and marketing expenses increased from $214,000 for the year ended December 31, 1997 to $1.2 million for the year ended December 31, 1998. The increase reflects the 200% increase in sales and marketing staff that occurred during 1998.

  General and Administrative. General and administrative expenses include personnel and related overhead costs for our executive, administrative, finance and human resources functions, as well as legal and accounting fees. General and administrative expenses increased 93% to $1.7 million for the year ended December 31, 1999 from $888,000 for the year ended December 31, 1998. The increase consists of a $500,000 increase in salaries and associated costs and a $400,000 increase in professional fees, partially offset by a nominal decrease in other administrative expenses. General and administrative expenses increased to $888,000 for the year ended December 31, 1998 from $389,000 for the year ended December 31, 1997. The increase reflects the increase in personnel costs and facilities and overhead costs associated with our growth and the relocation to our current facility.

  Other Income (Expense). Net other income of $162,000 for the year ended December 31, 1999, was primarily comprised of interest income of $214,000 and interest expense of $52,000. Interest income was earned on cash balances in low risk institutional investment funds. The interest expense for the year ended December 31, 1999 represents interest accrued on notes payable. We recorded net interest income of $19,000 for the year ended December 31, 1998 and net interest expense of $32,000 for the year ended December 31, 1997.

  Depreciation and Amortization. Depreciation and amortization expense includes the depreciation of computer hardware and software, office furniture and equipment, and leasehold improvements, and the amortization of acquired technology. Fixed assets are depreciated on a straight-line basis over their useful live, generally three years. Acquired technology is amortized over a useful life of three years. Depreciation and amortization expense for the year ended December 31, 1999 included depreciation of fixed assets of $258,000 and amortization of acquired technology of $157,000. The amortization of acquired technology represents two months of amortization of the intangible assets recorded as part of the acquisition of InGenius Technologies. For the years ended December 31, 1998 and 1997, amortization and depreciation expense consisted of depreciation of fixed assets.

Quarterly Results of Operations

  The following table provides the unaudited quarterly condensed consolidated statements of operations data for each of the four quarters ended December 31, 1999. We believe this information reflects all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation of this information for the quarters presented. These results are not necessarily indicative of results for any future period.

                                                 Quarter Ended
                                  ---------------------------------------------
                                             June
                                  March 31,   30,    September 30, December 31,
                                    1999     1999        1999          1999
                                  --------- -------  ------------- ------------
                                                 (In thousands)
Statement of Operations Data:
Revenues.........................  $    25  $    73     $   171      $   227
Cost of revenues.................      188      333         410          668
                                   -------  -------     -------      -------
  Gross profit...................     (163)    (260)       (239)        (441)
Operating expenses excluding
 amortization of
 deferred stock-based
 compensation....................    1,050    1,350       1,767        3,190
Amortization of stock-based
 compensation....................       46      352         185        2,469
                                   -------  -------     -------      -------
  Total operating expenses.......    1,096    1,702       1,952        5,659
                                   -------  -------     -------      -------
Loss from operations.............  $(1,259) $(1,962)    $(2,191)     $(6,100)
                                   =======  =======     =======      =======

  The increase in revenues over the four quarters above was primarily due to the deployment of service to Office.com in June and revenues from our EoMonitor service following our acquisition of InGenius Technologies, Inc. in the fourth quarter of 1999. The increase in cost of revenues over the four quarters was primarily due to an increase in the costs of our third party search provider and an increase in the direct labor associated with the maintenance and implementation of our EoCenter service. The increase in operating expenses was due primarily to increased personnel costs and increased sales and marketing expenses.

Liquidity and Capital Resources

  Since our inception in October 1996, we have funded our cash requirements primarily through net cash proceeds from private placements of equity securities. In the second and third quarters of 1998, we sold Series A preferred stock for net proceeds of $7.0 million. In February 1999, we sold Series B preferred stock for net proceeds of $2.8 million. In August 1999, we sold Series C preferred stock for net proceeds of $4.5 million. During the fourth quarter of 1999, we sold Series D preferred stock for net proceeds of $23.2 million.

  As of December 31, 1999, total cash invested since our inception was $38 million, and we had cash and cash equivalents of $21.7 million.

  Net cash used in operating activities totaled $1.0 million for the year ended December 31, 1997, $3.7 million for the year ended December 31, 1998, and $6.8 million for the year ended December 31, 1999. Net cash used in operations for 1997 and 1998 resulted primarily from net losses. Net cash used for operations in 1999 resulted from operations and increases in accounts receivable and prepaid expenses, partially offset by the inclusion of non-cash charges for stock based compensation in net income and increases in accounts payable and deferred revenues.

  Net cash used in investing activities of $81,000 for the year ended December 31, 1997, and $429,000 for the year ended December 31, 1998, were for the purchase of computer hardware and software and office furniture and equipment. Net cash used in investing activities totaled $4.4 million for the year ended December 31, 1999 and included payments of $2.7 million for the acquisition of InGenius Technologies, the purchase of $727,000 of computer hardware and software and office furniture and equipment and a $500,000 loan to an officer.

  Net cash provided by financing activities was $1.0 million in the year ended December 31, 1997, and consists primarily of proceeds from the issuance of convertible promissory notes and the sale of common stock. Net cash provided by financing activities was $7.1 million in the year ended December 31, 1998, and consists primarily of proceeds from the issuance of preferred stock, proceeds from the issuance of promissory notes, proceeds from the sale of common stock and borrowings on our line of credit. Net cash provided by financing activities was $29.8 million in the year ended December 31, 1999 and consists primarily of proceeds from the issuance of preferred stock, proceeds from the sale of common stock and net of repayments on our line of credit.

  We currently anticipate that our available cash resources, combined with the proceeds of this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements through December 2001. We may need to raise additional funds, however, to fund more rapid expansion, to develop new or enhance existing products or services, to respond to competition or to acquire complementary businesses or technologies. If adequate funds are not available on acceptable terms, our business, results of operations and financial condition could be materially adversely affected.

Market Risk

  We do not currently use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. government obligations and corporate obligations with contractual maturities of 90 days or less. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

Year 2000 Readiness Disclosure

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. In order to distinguish 21st century dates from 20th century dates, the date code field needs to be expanded to four digits. The use of software and computer systems that are not year 2000 compliant could result in system failures or miscalculations resulting in disruptions of operations, including a temporary inability to process transactions, send invoices, or engage in normal business activities. Although the transition from 1999 to 2000 has passed, and we are not aware of any year 2000 problems with our services, we or third parties with whom we do business may experience year 2000 problems in the future. If we were unable to provide all or some of our services as a result, our revenues would decline.

Recent Accounting Pronouncements

  In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. We do not currently hold any derivative instruments and do not engage in hedging activities. We expect the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flow. We will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

  In December 1999, the SEC staff released SAB No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides interpretive guidance on the recognition, presentation, and disclosure of revenue in the financial statements. SAB 101 must be applied to the financial statements no later than the second quarter of 2000. We do not believe that the adoption of SAB 101 will have a material affect on our financial results.

                                    BUSINESS

Overview

  EoExchange enables business-to-business websites by providing an outsourced industry-specific search, monitor and notification infrastructure. Our services enable our customers to build traffic, improve website loyalty and increase revenues through new commerce opportunities. We combine our proprietary technologies with in-house industry expertise to find and deliver relevant business information to professionals via the Internet. By providing our outsourced services to a wide range of business-to-business vertical websites, we are establishing a network of destination websites, thus enabling us to offer businesses' targeted advertising and commerce opportunities.

  Users of business-to-business vertical websites are generally business professionals, such as managers, engineers, clinicians and researchers, who seek relevant, timely and specific industry information. Our search, monitor and notification solution benefits the business professional by focusing Internet searches only on relevant websites within a selected industry. In contrast, business-to-consumer search engines typically conduct less targeted searches that generate results often lacking required relevance and thoroughness. Through our targeted outsourced solution, we provide business professionals access to relevant business information available on the Internet. In addition, by having access to a large network of business professionals, we believe that we will establish ourselves as a trusted source of information and become a leader in the distribution and sale of premium business information.

  In May 1999, we launched our first industry-specific search solution, or EoCenter, for application in the high-technology industry. Customers of this EoCenter include Red Herring Communications, CMP Media and EarthWeb. We have launched additional EoCenters in finance, healthcare and insurance industries, and are rapidly developing new EoCenters for a range of industries such as chemicals, metals, construction and telecommunications. We have developed proprietary software tools that aid in the rapid development and deployment of new industry-specific EoCenters.

Industry Background

  Growth of Business-to-Business Electronic Commerce. The Internet has become an important medium for communicating, finding information and purchasing products and services. While many of the early uses of the Internet were directed primarily at consumers, commerce and communications between businesses over the Internet have emerged as a key driver of Internet growth. According to Forrester Research, as of February 2000, almost half of all U.S. companies purchase some of their goods and services over the Internet, and 93% of U.S. companies expect to by 2002. Gartner Group estimates that electronic commerce transactions conducted between businesses commonly referred to as business-to-business electronic commerce, will generate $403 billion in revenues in 2000 and will generate $2.7 trillion by 2004. To address this opportunity, a large number of industry-specific, business-to-business websites are emerging to link buyers and sellers, offer market-specific information and provide a neutral, trusted business environment. Gartner Group estimated there were 10,000 such vertical industry-focused websites in 1999 and forecasts that there will be 100,000 of these websites in 2001.

  As the number of vertical, industry-focused websites and the number of total websites increases, it will become more difficult for business-to-business websites to differentiate themselves. To succeed, an industry-specific, business-to-business website must become a primary destination for business professionals in an industry. We believe the key elements for websites to attract and retain these professionals will be the amount and quality of industry-specific content they provide and their ability to establish themselves as trusted, neutral sources of information.

  Importance of Relevant Business Information. The highly competitive nature of global business today has driven businesses to turn increasingly to industry, financial and market research firms for reports and strategic counsel regarding their market and purchase decisions. According to Veronis Suhler and Associates, more than $52 billion will be spent on business information in 2002. In addition, access to free, industry-specific information online is proliferating. As a result, businesses are increasingly turning to the Internet as a primary source for research, financial, market and other industry-related data. Currently, most Internet search engines are designed to conduct general searches across the full breadth of the Internet. According to a study conducted by NEC Research Institute and Inktomi Corporation, over one billion Internet pages existed as of January 2000. Because broad Internet searches draw results from the vast amount of information available on the Internet, we believe they often return information that is either irrelevant or too general to be of any use to business professionals.

  We believe that the optimal solution for business-to-business vertical websites is a search, monitor and notification infrastructure that delivers relevant industry-specific content via a typical search engine or directory service. However, business-to-business vertical websites often lack personnel with the technical expertise and the time necessary to develop such a solution internally. In addition, time to market is critical in the current competitive landscape of the Internet. The diversion of management focus away from executing core business strategies can be detrimental to the success of a business-to-business vertical website. As a result of the resources and technical expertise required to create in-house solutions, we believe business-to-business websites need an outsourced search, monitor and notification solution that:

  . is easily and rapidly integrated;

  . delivers industry-relevant content from across the Internet;

  . increases duration of visits and encourages repeat visits;

  . uses familiar search engine and directory interfaces; and

  . creates additional revenue opportunities.

Our EoEnabled Solution

  Our EoEnabled services include our EoCenter research engine and our EoMonitor personalized tracking service. Each industry-specific EoCenter research engine aggregates a catalog of relevant industry websites and documents identified by our in-house industry experts using our proprietary advanced search technologies to provide more relevant information to the user. Our EoMonitor technology allows a user to track and be notified of changes to any web page presented through an EoCenter and other user-selected pages available on the Internet.

  We believe that business-to-business vertical websites must provide comprehensive access to relevant business information in order to attract and retain industry professionals. We believe that our outsourced EoEnabled services can be a key component in enabling a business-to-business website to become an online destination of choice for business professionals in a particular industry. Our

EoEnabled services are designed to provide these business-to-business vertical websites with the following key benefits:

  . comprehensive coverage of industry information through a single vendor relationship;

  . time-to-market advantages of a turnkey solution;

  . cost-effective, outsourced search and monitor tools;

  . access to leading search, monitor and notification technology;

  . improved user retention and repeat usage; and

  . additional revenue opportunities relating to targeted advertising and commerce.

EoExchange Services

  We provide an outsourced industry-specific search, monitor and notification infrastructure to business-to-business websites. Our EoEnabled services include our EoCenter research engine and our EoMonitor personalized tracking service. The key to our proprietary solution is industry-specific catalogs. These catalogs identify the sources of information for a given industry and certain key metadata, which is information about the information, that direct which information sources we search and monitor across the Internet. We combine these catalogs with retrieval technologies so the information can be automatically retrieved and displayed. To a user, our EoEnabled services appear as pages within a business-to-business website where a professional can go to search for and monitor industry-specific information. However, these areas are actually on a different website, hosted by us, that retain our customer's branding, look and feel, as demonstrated in Figure 1.

Figure 1. A.B. Watley EoCenter Implementation

Demonstrates the Transition from A.B. Watley Homepage to A.B. Watley-Branded EoCenter

                             [GRAPHIC APPEARS HERE]

  [The picture depicts how a user on the A.B. Watley homepage enters into the
   A.B. Watley-branded EoCenter using the research tab on A.B. Watley's site navigation bar.]

  Our custom, scalable solution utilizes a standardized template that identifies and displays the appropriate graphical characteristics of the website from which the user accesses our EoEnabled services. Presentation of customer logos, color schemes, fonts and other aesthetic attributes of customers' websites are maintained while users access our services. This scalable template technology allows our customers to provide our value-added services as an extension of their websites and allows for a single template to support multiple customers. For example, a single EoEnabled service, such as our EoCenter for companies in the high-technology industry, may have dozens of different appearances, each customized to reflect the branding of a particular customer's website, as demonstrated in Figure 2 below.

Figure 2. EoCenters Branded to Appear as Natural Extensions of Customer
Websites


                             [GRAPHIC APPEARS HERE]

  [The picture depicts how the same EoCenter template for the high-technology industry supports two different customers. An Earth Web Inc. branding template and Red Herring branding template allow the EoCenter to appear as natural extensions of customer sites.]

  For each industry-specific EoCenter, we have developed and maintain a proprietary catalog of relevant websites and data. Depending upon the industry, the number of websites in a catalog may range from 500 to more than 3,000. In addition to the high-technology, finance, healthcare and insurance markets that we currently serve, we have developed 12 industry-specific catalogs in association with our relationship with VerticalNet. We are also currently developing catalogs for each of VerticalNet's trade communities now numbering more than 50 industries.

 EoCenter

  We believe that professionals generally demand higher quality search services than consumers. EoCenters are designed to meet the high standards of professionals by coupling our in-house industry expertise with high quality database search tools designed to overcome the challenges of finding relevant information on the Internet. Rather than search the entire Internet for information, EoCenters only search information that is relevant to the industry. For example, in our EoCenter for the high-technology industry, a search will only search industry-relevant sources, such as the websites of hardware and software vendors, trade and business press and technology organizations.

  In addition to identifying websites to search, our industry experts identify frequently referenced documents, such as specific product reviews, Securities and Exchange Commission filings and patent filings. Our industry experts then create custom reports that are designed to meet the needs of specific professionals within a given industry, such as a product analysis report designed to assist an information technology manager in making an informed purchasing decision. Each report includes a collection of documents and searches selected to provide aggregated information on a specific topic. Through our information collection tools, our industry experts deliver to the business professional extensive, organized information designed to dramatically reduce the amount of time normally required to collect the information from multiple sources.

 EoMonitor

  We complement our search services with monitor and notification technologies to provide an integrated solution for business professionals' information needs. Professionals who require business information to make decisions often want the ability to monitor Internet pages and to be notified when topics of interest are addressed or updated. EoMonitor meets this need by monitoring specified websites and notifying the user about relevant changes. Through use of our EoMonitor service, business-to-business destinations can offer their visitors the ability to monitor user-selected Internet pages or websites, whether they belong to a competitor, supplier, customer, news source or even their own firm. Examples of pages that can be monitored include pages containing publication of product releases and specifications from suppliers and competitor websites, industry event listings and new Securities and Exchange Commission filings.

  Our proprietary technology maintains a history of monitored pages and can identify differences between original and updated pages. In addition to basic monitoring, EoMonitor provides scoring and highlighting to show history of the changes made to the monitored page. Scoring differentiates the degree of changes for pages being monitored providing an overview of the magnitude of a page's modifications. Our EoMonitor highlights actual changes graphically and extracts relevant information, eliminating the user's need to visit and review every monitored page, as illustrated in figure 3 below. Users can organize monitored pages by name, folder, date, or score allowing for quick and easy browsing of changes. Changes may be delivered to an account by e-mail or published to the Internet. Deleted text is identified, along with new or changed text.

Figure 3. Demonstration of EoMonitor Features


                             [GRAPHIC APPEARS HERE]

  [The picture depicts EoMonitor features by displaying how users can select a page to be monitored by clicking on the "Monitor Changes on This Page" icon, how they are notified and ultimately how they view the page changes.]

 EoExchange Network

  By deploying our EoEnabled services on many business-to-business vertical websites, we create our EoExchange network, which is an aggregation of industry destinations with broad reach to business professionals. We believe our EoExchange network represents a multi-channel advertising, sponsorship and commerce platform in which each channel reaches leading websites in a particular industry. For example, our high-technology channel includes websites from CMP Media and EarthWeb, and our finance channel includes websites from AB Watley and Forbes.com Inc. among others. Each EoCenter link placed on a customer's website allows us to reach the website's target audience. In order to identify an even more targeted audience, we further segment the channels into sub-groups of websites. For example, PlanetIT, Datamation and TelecomWeb are all targeted to reach the information technology professional. We intend to make these groups of websites available to advertisers, sponsors and commerce customers. The focused nature of EoCenter's search and content architecture allows marketers to develop targeted campaigns to increase response rates and transactions. We believe that this network will enable us to offer targeted advertising and electronic commerce opportunities to businesses that strive to build brand awareness and sell products or services to businesses.

  We believe that the combination of highly targeted visitor demographics and the ability to serve industry-specific search results creates a commerce platform well-suited for the sale of business information. We analyze user searches and behavior to serve the most relevant pay-per-view documents and abstracts. Visitors are presented with relevant research and analysis reports that cover industry and technology trends and events that aid professionals who require business information to make decisions. Each EoCenter reserves a prominently located portion of the page to merchandise content and services. This portion of our EoCenter can display the title, publisher, price and date of a purchasable document. We attempt to maximize the relevance of purchasable information or services offered by using a variety of methods to determine the appropriate listing of documents and services presented to a user. These methods include interpreting visitor entered keywords and matching premium documents to relevant reports and content sets. For example, a person searching our EoCenter for the high-technology industry for "Application Service Provider" would be presented a report titled "Application Service Provider Leadership Study: Building, Managing, and Growing an ASP Business," which could then be purchased via credit card over the Internet, as demonstrated in Figure 4 below.

Figure 4. Demonstration of Information Commerce Transaction


                             [GRAPHIC APPEARS HERE]

     [The picture depicts how a user would conduct an information commerce transaction within our EoCenter.]

Strategy

  Our goal is to be the leading provider of outsourced search, monitor and notification infrastructure for business websites. By establishing our network of business professionals, we believe we will be well positioned to be a leader in the distribution and sale of business information and services. To achieve our objectives, our business strategy includes the following key components:

  Build a Network of Business Professionals by Partnering with the Leading Business-to-Business Websites. A key element of our success is our ability to reach a large base of professional users within specific industries. We plan to access this base of users by building relationships with leading business-to-business vertical websites across a wide range of industries with turnkey search, monitor and notification services. In order to reach our targeted customer base of business-to-business vertical websites, we intend to significantly increase our sales, marketing and client services efforts. We believe that increased marketing and trade advertising will generate greater awareness that our services enable business-to-business vertical websites to become preferred industry destinations in a shorter period of time.

  Extend Leadership in Our Existing Core Vertical Markets. We believe that we have established a leading position as an outsourced provider of search, monitor and notification services in the high-technology, finance and healthcare industries for business-to-business destination websites. We initially focused on these industries because of the rapid growth of destination websites serving these markets. As these core vertical markets continue to expand and fraction into more focused vertical segments, we plan to deploy additional sales, marketing and development resources to strengthen our positions in these business-to-business markets.

  Penetrate a Wide Range of Additional Business-to-Business Vertical
Markets. Our goal is to establish an early presence in emerging business-to-business vertical marketplaces. We are developing EoCenters for the chemicals, metals, construction, telecommunications, fiber optics and business education industries. We target customers who operate multiple websites in multiple industries. For example, under our strategic relationship with VerticalNet, we have developed 12 EoCenters across multiple industries and expect to develop and deploy more than 50 additional EoCenters in a wide variety of industries. In addition, strategic partners provide us industry and information expertise that helps us to develop new EoCenters.

  Leverage Our EoExchange Network to Create a Highly Targeted Advertising Sponsorship and Commerce Platform. Our EoExchange network, which is an aggregation of industry destinations, serves as a commerce channel for premium information providers and advertisers to reach professionals in particular industries. We leverage this network of business professionals to create a highly targeted advertising, sponsorship and commerce platform. Our sales team then secures licenses from leading information providers and aggregators to distribute their content across our EoExchange network. This results in a greater inventory of premium information that increase our opportunities for additional information commerce.

  Maximize Revenue Opportunities with Existing Customers. Once an EoCenter is integrated with a customer's website, our client services team develops design proposals for ideal placement of links to our EoCenter. The team also provides the customer with tools to easily deploy these links. Prominent link placement, including linked keywords in headlines and editorials, provides opportunities for additional traffic to each EoCenter. This traffic broadens the reach of the EoCenter within each vertical website, creating opportunities for increased advertisement, sponsorship and commerce revenues.

  Maintain and Extend Our Technology Leadership. We believe that our technology is superior to other search engine technologies in providing refined search for business professionals. Our information retrieval technologies must continually be enhanced to keep pace with the significant challenges posed by the growth of the Internet. To meet this challenge, we spent approximately $1.5 million in 1998 and approximately $2.0 million in 1999 to enhance our service offerings. We intend to further strengthen our technology through increased development and the acquisition of complementary technologies.

Customers

  Our customers operate business-to-business websites in industries such as high-technology, finance and healthcare. In addition, we intend to extend our access to the chemicals, metals, construction, telecommunications, fiber optics and business education industries and the small-to-medium business market segment.

  The following is a representative list of our customers:

1stVenture.com, Inc.                Forbes.com Inc.                      Online, Inc.
A.B. Watley Group, Inc.             Gale Group Corporate Division        Pensiononline.com
AdvisorTeam.com, Inc.               Hoover's, Inc.                       Phillips International, Inc.
Asera, Inc.                         Imagine Media, Inc.                  Red Herring Communications, Inc.
B2B E-Commerce                      InfoSoft, Inc.                       Smart Online, Inc.
 International, Inc.                Inprise Corporation                  Thomson Financial Media
Bloor Research                      Interworks Computer Products         Upside Media
CMP Media Inc.                      IT News                              Vault.com Inc.
Constructors, Inc.                  MetalShopper                         Venture Capital Online
EarthWeb Inc.                       Midnight-trader.com                  VerticalNet, Inc.
Ejigsaw.com, Inc.                   National Hotel Executive             Webforia, Inc.
EverythingOffice, Inc.              Office.com Inc.                      WetFeet.com, Inc.
                                                                         www.yellowpages.com, Inc.

  Our sales are concentrated among a limited number of customers. Office.com and The Gale Group account for approximately 49% and 35% of our revenues for the year ended December 31, 1999, respectively.

  Our customers operate one or more of the following industry-specific websites for which we have developed an EoCenter and/or EoMonitor, some of which have not yet been deployed:

 High-Tech.................. bloor-interarctive.com, borland.com, byte.com,
                             cabletoday.com, circuitassembly.com, codeguru.com,
                             crossnodes.com, csdmag.com, datamation.com,
                             design-reuse.com, developer.com, dice.com,
                             discussions.earthweb.com, earthweb.com,
                             ebnonline.com, econstructors.com, edtn.com,
                             eetimes.com, ejigsaw.com, erphub.com, gamelan.com,
                             gocertify.com, hdi-online, htmlgoodies.com,
                             iwcp.com, informationweek.com, infosoft.net,
                             internetwk.com, intranetjournal.com,
                             it-analysis.com, it-director.com, itknowledge.com,
                             it-news.com, it-seek.com, jars.com,
                             javascripts.com, line56.com, nwc.com,
                             onlineinc.com, opensourceit.com, pcdmag.com,
                             pcfab.com, pcnalert.com, planetanalog.com,
                             planetit.com, redherring.com, semibiznews.com,
                             supportsource.com, sysopt.com, techcrawler.com,
                             techweb.com, telecomweb.com, upsidetoday.com,
                             webforia.com, webtools.com, wetfeet.com and
                             winmag.com

 Finance.................... 1stventure.com, abwatley.com, americanbanker.com,
                             bankinfo.com, nationalmortgagenews.com,
                             forbesfinder.com, hoovers.com, midnight-
                             trader.com, nvst.com, pensiononline.com,
                             thebankingchannel.com and vcapital.com

 Health Care................ medcareers.com

 Small-to-Medium Business .. everythingoffice.com, hotelexecutive.com,
                             office.com and yellowpages.com

 VerticalNet Properties..... chemicalonline.com, fiberopticsonline.com,
                             pharmaceuticalonline.com, pollutiononline.com and
                             safetyonline.com

Sales and Business Development

  Our sales and business development strategy is to build a large network of customers through our direct sales force and to penetrate various market segments through multiple indirect distribution channels. Our team consists of 22 people organized into four groups. The largest group is our direct sales force that consists of channel and sales managers organized into industry-focused teams. Our regional sales people manage corporate sales of our EoMonitor service to Fortune 500 companies. Commerce sales, including sales of advertisement and sponsorship inventory and information commerce listing and placement inventory, are also managed regionally. Our sales force develops sales presentations, demonstrates our services and manages the complete sales cycle. After a customer agreement is complete, our client services group assists the customer in the design, implementation and ongoing management of our services.

  Our business development team is responsible for identifying new industries and strategic customers to grow the EoExchange network and aggregate user traffic. Its responsibilities include managing our advertisement and sponsorship inventory and securing content redistribution relationships with leading information distributors and providers. We have identified four primary business development opportunities. First, we intend to target strategic customers that have significant presence in several industries or operate multiple websites within a single industry. We believe we can benefit from reduced engineering and product costs of customization by applying the custom EoCenters to all of a customer's websites. Second, we plan to target established customers with one primary website whose traffic exceeds one million page views per month. Collaboration with our customers during design and implementation ensures a greater number and increased prominence of links to EoEnabled services. Third, we believe relationships with systems integration companies will lead to the development of an indirect sales channel and the incorporation of EoEnabled services at website inception. Finally, we believe corporate Intranet applications of EoEnabled services, such as competitive analysis and corporate intelligence, will continue to emerge.

Marketing

  To support our sales and business development efforts, we employ a variety of tactics to drive traffic to our customers' websites, increase usage of our EoEnabled services and attract additional customers. These include print and online advertising, public relations and customer promotions. We also extensively use co-op marketing platforms, a co-branding strategy in which our customers pay us to subsidize part of the marketing cost for inclusion in the campaign. This strategy increases our brand awareness by associating us with our leading customers.

  Our print advertising campaigns are designed to increase brand awareness and to drive traffic to our customers. We reach our target market of business-to-business destination website owners by running print advertisements in widely distributed industry publications such as the Industry Standard, Forbes ASAP and Red Herring. The majority of our online advertising and other customer promotions programs are designed to generate traffic to our EoEnabled services deployed on our customers' websites. We use online tactics including the placement of banner advertisements on websites targeted to our end-user, customer email newsletters and the placement of EoCenter search boxes on websites outside our EoExchange network.

  We also utilize a variety of public relations programs. We regularly issue press releases highlighting our customers. We pursue editorial and speaking opportunities to promote our EoEnabled services. Sponsorships and presentations at industry trade shows and conferences, such as Industry Standard's iB2B and eHealthcare World, allow our sales and business development teams to develop relationships with potential business-to-business website customers.

Client Services

  We believe that proactive customer service and support is critical to the long term success of our EoEnabled services. Our client services group is responsible for all account management, product implementation and service functions after the sales and business development teams have completed a customer agreement. Our client services team consists of 15 people whose responsibilities include reducing overall deployment time, developing strong relationships to ensure client satisfaction, leveraging customer relationships to enhance the number and location of links to EoEnabled websites, and facilitating and collecting customer feedback. We believe focused and dedicated customer service will result in a greater number and more prominent placement of links which will drive more user sessions and page views, ultimately leading to increased revenues.

Technology

  Over the past three years we have developed proprietary technologies designed to satisfy the information research demands of the business professional. The goal of these technologies is to combine in-house industry expertise with software technologies to produce precise industry-specific search solutions. These technologies are designed using a scalable template technology, allowing rapid deployment of new EoCenters and minimizing their development time. Supporting each

EoCenter is our aggregation platform, which is the technology core of the system that provides all cataloging, searching and monitoring functions. We began development of our aggregation platform in 1996 and continue to enhance it to meet the demands of the business professional.

  Catalog Tools. We have invested heavily in building productivity tools that enable our industry experts to handle large volumes of information and help them monitor and classify relevant information sources. A subset of tools is also offered to industry experts from our larger customers' websites allowing them to manage certain aspects of the catalog that underlies our EoCenter.

  Figure 5 shows a model of how we and our customers use the cataloging tools.

Figure 5. EoExchange/Customer Editor Tools


                             [GRAPHIC APPEARS HERE]


     [The picture depicts the model of how we and our customers' staff use cataloging tools.]

  A browser-based catalog editor allows our industry experts and key customers to modify the taxonomy of the catalog as well as add or delete individual entries. A domain analyzer uses link analysis to crawl the Internet and identify websites that are likely to be of relevance to an industry or profession, which provides the cataloger with a methodical way to find relevant information. A website profiler is then used to analyze large websites and provide information on how to calibrate the crawlers. A script editor and a form analyzer identify how to collect specific pages and aid with the construction of the industry reports. Additionally, there is a comprehensive catalog editor which allows for the management of all aspects of the catalog including indexers, commonly called crawlers, taxonomies, scripts, reports, inputs and data dictionaries.

  Search Sub-System. Our search sub-system delivers the industry-specific search results, and the technology manages indexing, tagging and querying cycle. The search process involves the collection of pages, the indexing and tagging of these pages and then serving lists of pages that most closely match a user's search request, known as a query. While many search companies endeavor to find and index all the information available on the Internet, our EoCenter technology is focused on eliminating irrelevant pages and ensuring that only industry-relevant and trusted information is included. By concentrating on industry-relevant information sources, our technology updates the industry-specific catalogues weekly and the most active information sources daily.

  Document Collection Engine. Our document collection engine is designed to access specific websites and retrieve frequently referenced, industry documents. The engine is able to collect pages that cannot be book marked, such as pages that require forms to be completed. The core technology behind the industry reports service of our EoCenter enables the simple process of collecting multiple documents.

  Change Monitoring Sub-System. Our change monitoring sub-system is responsible for handling all of our EoMonitor services. At the core of the sub-system is a central database of all pages that are being monitored across our EoExchange network. Each entry in the database contains the most recent version of the page along with a detailed history of prior changes to the page. Each page is regularly checked, and if it has been modified, the database is updated with the change details. This sub-system is also responsible for the email notifications sent to users when they have requested notification upon change.

  Customer Publication Engine. Our EoEnabled services utilize a template technology that allows one EoCenter to look like each of our individual customers' websites by displaying their logo and using their fonts, color schemes and styles. In many cases, the users believe they are on our customer's website when, in fact, they are using our EoCenter. The publication engine combines cosmetic layout instructions with the core delivery engine in real time. Using our scalable architecture, customers can utilize our EoCenter with their websites' branding, look and feel.

  Activity Profiling. Our aggregation platform maintains records of user activity. The activity statistics provide our customers with detailed information regarding the interests of their customers and provide opportunities for highly targeted marketing.

  Modular Architecture. Our aggregation platform is built on a multi-tiered modular design that allows existing components to be upgraded and new components to be added with minimal ramifications on other parts of the system. In addition, we strive to utilize the best available technologies from other vendors. This flexible architecture allows us to add and remove technologies to best service the needs of the EoExchange customers.

Our EoCenter Operations

  The operations and engineering teams collaborate at every stage of the design and delivery of the aggregation platform. Operational redundancy is achieved by hosting our servers at multiple commercial co-hosting facilities and by designing server clusters in arrays with no single point of failure. Our servers are hosted in multiple locations including at an Exodus Communications data center in California and at a Voyager.net co-location facility in Michigan. These facilities have multiple Internet backbone connections with physical security supplied via human monitored alarms and keycard access systems. External email and paging notifications are sent to network engineers if any production servers do not respond to monitoring software within five minutes.

  Our aggregation platform and EoCenter servers run on Intel-based multi-processor HP NetServers running a mixture of Windows NT and LINUX operating systems. At each facility, our servers are configured in redundant arrays, with traffic being routed between servers for enhanced performance and fail-over capability. Multiple systems can fail without impairing overall functionality. We use F5 Network's Big/ip product to distribute incoming requests to the most available server. As load and demand increase, additional servers are simply added, and the load balancer immediately begins directing traffic to the new servers. Additional server capacity is always available to handle surges in traffic without performance delays. All server systems are configured with Windows 2000, Active Directory and Distributed File System. Data is stored on a highly available, redundant, and scalable Windows 2000 Advanced Server Cluster Solution running SQL 7 database.

  Security begins at our external routers at Exodus and is pervasive throughout our network design. Our security firewalls block traffic not destined to specific ports opened to our software applications. F5 Network's Big/ip devices hide all IP addresses to our web servers, preventing external access to our web servers. Finally, service level agreements with Exodus Communications ensure response to external network intrusion attempts within 15 minutes of detection.

Competition

  We compete in markets that are new and rapidly changing, and we expect competition in our markets to intensify in the future. We compete on the basis of several factors, including relevance of results, performance, scalability, price and ease of use of our online search, monitor and notification services. We believe no single competitor competes directly with us with respect to the full range of outsourced services we offer to business-to-business websites. However, we currently or potentially compete indirectly with a number of other companies that provide outsourced Internet business services. These indirect competitors include Internet outsourcing, content distribution, advanced web search, information commerce enabling and content aggregation companies, as illustrated in the following table.

         Category                            Focus                   Example Companies
         --------                            -----                   -----------------
Internet Outsourcing         Outsource Internet navigation,        Alta Vista, Ask
                             Internet portal or website            Jeeves, InfoSpace,
                             enhancement content                   Inktomi and LookSmart

Content Distribution         Enable websites to deploy a package   iSyndicate and
                             of Internet content aggregated from   Screaming Media
                             external sources

Information Commerce         Enable digital transactions to be     Qpass
 Enabling                    made online

Advanced Internet Search     Provide information retrieval and     Autonomy, Infoseek
                             monitor technology that can be used   and NetMind
                             to build customized services

Content Aggregation          Combine proprietary and external      About.com, Dow Jones,
                             content from disparate sources,       Northern Light and
                             including content publishers,         Reuters
                             specialized search engines and non-
                             syndicating Internet directories

Intellectual Property

  We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in our products, services, know-how and information.

  We have one allowed patent application covering an information platform for performing data collection, interpretation and analysis, together with related method and apparatus claims. We cannot assure you that this patent, if issued, will be upheld as valid if its validity is challenged by any of our competitors or other third parties, or that any patents will issue from future patent applications.

  We also hold several trademarks and service marks and own the rights to various Internet domain names. We have applied for federal registration of certain of these trademarks and service marks, including "EoExchange," "EoCenter," "EoEnabled," "EoMonitor," "EoProducer," "Eo" and "Internet Information Exchange Company." We hold the trademark for "Aeneid."

Employees

  As of March 31, 2000, we had 111 full-time employees, including 61 primarily involved in the production of our EoCenter and EoMonitor services, 43 in our sales and marketing department and seven in our general and administrative department. None of our employees is represented by a labor union, we have never experienced a work stoppage and we believe that relations with our employees are good.

Facilities

  Our principal executive and administrative offices are located at 282 2nd Street, Suite 400, San Francisco, California 94105, where we lease approximately 13,000 square feet. We have signed a lease for an additional 2,000 square feet at that location as of June 1, 2000. We also lease
2,000 square feet of office space in Kalamazoo, Michigan, 1,725 square feet of office space in Indianapolis, Indiana and 3,000 square feet of office space in New York, New York.

Legal Proceedings

  There are no legal proceedings pending or threatened against us. We have not initiated any legal actions against third parties.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

  Our executive officers, directors and key employees, and their ages as of March 31, 2000, are as follows:

 Name                             Age                 Position
 ----                             ---                 --------
 Douglas S. Bennett..............  41 President, Chief Executive Officer and
                                       Chairman of the Board of Directors
                                      Vice President and Chief Technology
 Robert D. Ainsbury..............  44 Officer
 Wilfredo M. Tejada..............  34 Vice President of Marketing
                                      Vice President of Sales and Business
 Richard L. Templeton............  52 Development
 Mark H. Elder...................  35 Vice President of Finance, Treasurer and
                                       Assistant Secretary
 Robert G. Allison...............  43 Director
 Marc A. Butlein.................  61 Director
 Scott N. Flanders...............  43 Director
 Daniel Putterman................  32 Director
 Dag A. Tellefsen................  57 Director

  Douglas S. Bennett has been our president and chief executive officer since October 18, 1999 and has been our chairman of the board of directors since March 2000. Mr. Bennett has served as a director since October 1999. From November 1998 to October 1999, Mr. Bennett served as president of Macmillan USA. From June 1996 to October 1998, he served as president, Macmillan Digital Publishing and from January 1995 through October 1998, he served as senior vice president of Simon & Schuster's interactive distribution services. From July 1992 to June 1996, Mr. Bennett held several senior-level positions with Simon and Schuster. Mr. Bennett also serves on the boards of Telstreet.com, an Internet wireless retailer, and Snaz.com, an electronic commerce facilitator.

  Robert D. Ainsbury, co-founder of EoExchange, has served as our vice president and chief technology officer since March 1999. From June 1997 to March 1999, Mr. Ainsbury served as our vice president of research and development. From October 1996 to May 1997, Mr. Ainsbury was vice president of engineering for NetManage, He served as vice president of research and development at Maximum Information from January 1995 to June 1996. Mr. Ainsbury has more than 20 years of experience in the software business and has developed information systems for Mobil Oil Corporation, Conoco, Inc. and First National Bank of Chicago, among others.

  Wilfredo M. Tejada, co-founder of EoExchange, has served as our vice president of marketing since October 1996. From April 1995 to October 1996, Mr. Tejada served as vice president of marketing for NetManage, an Intranet applications company. From January 1994 to April 1995, Mr. Tejada served as vice president of product marketing for Novell Incorporated and directed its product and channel marketing and overall strategic communications.

  Richard L. Templeton has served as our vice president of sales and business development since July 1999. From June 1997 to July 1999, Mr. Templeton served as vice president of sales and partner marketing for Prodigy. From May 1994 to May 1997, Mr. Templeton served as senior vice president of marketing information for Reuters.

  Mark H. Elder has served as our vice president of finance since February 2000 and as our treasurer since October 1999. He has also served as our assistant secretary since May 1999.

Mr. Elder served as our director of finance from May 1998 until January 2000. From October 1990 through May 1998, Mr. Elder worked for Montgomery Financial Management as a financial consultant to emerging enterprises. During 1997, Mr. Elder served as chief financial officer of New Media Corporation, a manufacturer of PCMCIA products.

  Robert G. Allison has served as a director since April 1998. Mr. Allison has been a limited partner of Edgewater Private Equity Fund Management, L.P., the general partner of Edgewater Private Equity Fund II, L.P., since March 1997. Mr. Allison also served as executive vice president, chief operating officer and director of Aurora Electronics Group from November 1993 to May 1996. Mr. Allison also served as a director to Advanced Photonix Inc from 1996 through 1999. Mr. Allison holds an undergraduate degree in economics from California State University.

  Marc A. Butlein has served as a director since February 1998. Mr. Butlein has also been the chairman of MAS Communications since April 1999 and the chairman of PPI Network since December 1999. He was appointed to the board of be-there.com in January 2000, and has served as a director of Medscape since December 1997. From January 1989 to May 1998, Mr. Butlein was the chairman of META Group where he served on the board until May 1999. Mr. Butlein received an undergraduate degree from the University of Connecticut and pursued doctoral studies in political science at the Maxwell School at Syracuse University.

  Scott N. Flanders has served as a director since March 2000. Mr. Flanders has served as the chairman and chief executive officer of Columbia House since November 1999. In 1998, Mr. Flanders co-founded Telstreet.com. From 1994 until 1998, Mr. Flanders served as president of Macmillan Publishing, a computer and reference publisher. Mr. Flanders holds an undergraduate degree in economics from the University of Colorado, received a J.D. from Indiana University and is a certified public accountant.

  Daniel Putterman, co-founder of EoExchange, has served as a director since March 1997. He also served as our president and chief executive officer from March 1997 through October 1999 and our chairman of the board of directors from March 1997 until March 2000. Mr. Putterman is the president and chief executive officer of ChannelDot Networks, Inc. In October 1994, Mr. Putterman founded Maximum Information, a company that developed an enterprise Internet management platform.

  Dag A. Tellefsen has served as a director since July 1997. He is the founding partner of Vision Capital L.P., a venture capital firm started in 1996. In 1982, Mr. Tellefsen was the founding partner of Glenwood Management L.P., the predecessor to Vision Capital L.P. Mr. Tellefsen currently serves on the boards of directors of Iwerks Entertainment, KLA-Tencor, Metorex International, Oy and Altitun AB. Mr. Tellefsen received an undergraduate degree in engineering from Princeton University and a M.B.A. from Stanford University.

Board Composition

  Our bylaws currently authorize six directors. Our certificate of incorporation provides that the board will be divided into three classes, Class I, Class II and Class III, on or prior to the date that we first provide notice of an annual stockholders meeting following this offering. Class I directors,
initially               , hold office initially for a term expiring at the
annual meeting of stockholders in 2001. Class II directors, initially
             , hold office initially for a term expiring at the annual meeting
of stockholders in 2002. Class III directors, initially              , hold
office initially for a term expiring at the annual meeting of stockholders in 2003. After these initial periods, each class will serve a staggered three year term. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management. There are no family relationships among any of our directors, officers or key employees.

  Mr. Allison's board seat was designated pursuant to right received in connection with Edgewater's participation in our Series A preferred stock financing. Mr. Tellefsen is Vision Capital's designee on our board of directors pursuant to a 1997 financing.

Board Committees

  Our board of directors has a compensation committee and an audit committee.

  Our audit committee consists of Messrs. Allison, Butlein and Flanders, all of whom are outside directors. The audit committee monitors the integrity of our financial reporting process and systems of internal controls, monitors the independence and performance of our outside auditor and internal audit function and reviews our consolidated financial statements.

  Our compensation committee consists of Messrs. Allison and Tellefsen, each of whom are outside directors. The compensation committee makes recommendations to the board of directors regarding matters of compensation of our officers and administers our equity incentive plans.

Compensation Committee Interlocks and Insider Participation

  We had no compensation committee as of December 31, 1999. All of our directors participated in deliberations of the board of directors concerning executive officer compensation. None of the members of the compensation committee of the board serves or has served as one of our officers or employees. None of our executive officers served during the last fiscal year or currently serves as a member of the board or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee. Messrs. Allison and Tellefsen are affiliated with Edgewater Funds, Vision Capital L.P. and Vision Extension L.P., respectively, which are holders of our preferred stock. See "Related-Party Transactions."

Director Compensation

  We do not currently pay any cash compensation to our directors for their services as members of the board of directors, although we reimburse them for reasonable expenses in connection with attending our board and committee meeting. We do not provide compensation for committee participation or special assignments of the board of directors.

  Jack Russo, a former director from November 1996 until September 1999, received a right to purchase 10,000 shares of our common stock under the 1999 stock plan, valued at $1.25 per share, in consideration for services previously rendered by Mr. Russo as director.

  Our non-employee directors receive option grants under our 1999 stock plan, as described under "--1999 Stock Plan."

Executive Compensation

  The following table provides information concerning compensation of our chief executive officer and the top four other highly compensated executive officers who were serving as executive officers as of December 31, 1999. Mr. Bennett joined us during the 1999 fiscal year and therefore his annual compensation does not reflect his full base salary of $275,000.

                           Summary Compensation Table

                               Annual
                            Compensation          Long-Term Compensation
                          ----------------- ----------------------------------
                                            Restricted   Shares
Name And Principal                            Stock    Underlying  All Other
Position                   Salary   Bonus     Awards    Options   Compensation
------------------        -------- -------- ---------- ---------- ------------
Douglas S. Bennett....... $ 56,085 $123,542 1,765,051       --     $10,920.62
 President, Chief
 Executive Officer and
 Director
Robert D. Ainsbury....... $175,000 $ 35,000       --        --            --
 Vice President and Chief
 Technology Officer
Wilfredo M. Tejada....... $150,000 $ 30,000       --        --            --
 Vice President of
 Marketing
Mark H. Elder............ $117,424 $ 15,548       --     60,000           --
 Vice President of
 Finance, Treasurer and
 Assistant Secretary
Daniel Putterman......... $181,854      --        --        --            --
 Chairman of the Board of
 Directors

  Mr. Bennett's other compensation consists of a signing bonus and reimbursement of costs of temporary housing, travel and relocation. Effective March 2000, Mr. Bennett also became our chairman of the board of directors.

Option Grants and Exercises

  The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 1999 to the officers named in the summary compensation table.

                       Option Grants In Last Fiscal Year

                                                                      Potential Realizable
                                                                        Value at Assumed
                                 Percentage of                        Annual Rates of Stock
                                 Total Options                         Price Appreciation
                                  Granted to   Exercise or               for Option Term
                         Options Employees in  Base Price  Expiration ---------------------
Name                     Granted  Fiscal Year   per share     Date        5%        10%
----                     ------- ------------- ----------- ---------- ---------- ----------
Douglas S. Bennett......    --        --            --         --            --         --
Robert D. Ainsbury......    --        --            --         --            --         --
Wilfredo M. Tejada......    --        --            --         --            --         --
Mark H. Elder........... 60,000         3%        $0.80    8/16/2009
Daniel Putterman........    --        --            --         --            --         --

  The table above is based on options to purchase an aggregate of 2,024,051 shares of common stock granted by us in the year ended December 31, 1999 to our employees and consultants. Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed annual rates of compounded appreciation only, based on the Securities and Exchange Commission rules. Actual gains if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option-holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

             Aggregate Option Exercises and Fiscal Year-End Values

  The following table provides information concerning exercises of options to purchase our common stock in the fiscal year ended December 31, 1999, and unexercised options held at December 31, 1999, by officers named in the summary compensation table.

                                                 Number of Unexercised     Value of Unexercised
                                                    Options Held at       In-The-Money Options at
                                                   December 31, 1999         December 31, 1999
                           Shares      Value   ------------------------- -------------------------
                         Acquired on Realized  Exercisable Unexercisable Exercisable Unexercisable
Name                      Exercise      ($)        (#)          (#)          ($)          ($)
----                     ----------- --------- ----------- ------------- ----------- -------------
Douglas S. Bennett......      --           --        --           --            --           --
Robert D. Ainsbury......      --           --    109,375      140,625    125,781.25   161,718.75
Wilfredo M. Tejada......   65,000    74,750.00   364,687      195,313    419,390.05   224,609.95
Mark H. Elder...........      --           --     42,395      102,605     42,629.25    82,120.75
Daniel Putterman........      --           --    109,375      140,625    125,781.25   161,718.75

  The value of the unexercised in-the-money options at December 31, 1999 is based on fair market value of $1.25 at December 31, 1999, as determined by the board of directors, and is net of the exercise price of such options.

Employment Agreements with Executive Officers

  On October 18, 1999, we entered into an agreement for the at-will employment of Douglas S. Bennett as our president and chief executive officer. The agreement provides that Mr. Bennett is entitled to an annual salary of $275,000 through December 31, 2000 plus a target bonus of no less than $125,000 per year, with a pro-rata guarantee for 1999 at the rate of $2,403 per week. The agreement also provides for the reimbursement of Mr. Bennett for his travel and relocation expenses. The agreement also provides that upon a sale of all or substantially all of our assets, or our merger or consolidation which constitutes a change of control, he will receive his target bonus and any remaining amount on the $500,000 forgivable portion of the $700,000 loan will be fully forgiven. We have also agreed to loan Mr. Bennett $700,000 toward the purchase of his new primary residence. $500,000 of the loan and accrued interest will be subject to forgiveness at the rate of 1/5 per year, with the first 1/5 forgiven on and as of January 1, 2001 and each year thereafter. If Mr. Bennett's employment is terminated by us for any reason other than for cause, or in the event of a constructive termination, death or disability, he will be entitled to receive his base salary for a period of one year. Furthermore, Mr. Bennett will have the option to enter into a consulting agreement with us for a period of one year.

  On January 1, 1999, we entered into an at-will employment agreement with Robert D. Ainsbury. The agreement provides that Mr. Ainsbury is entitled to an annual salary of $175,000, plus a discretionary bonus of up to 20% of his base salary. If we terminate Mr. Ainsbury's employment for any reason other than for cause, or in the event of a constructive termination, death or disability, he will be entitled to receive his base salary for a period of one year. The agreement also provides that any successor to us will assume our obligations under the agreement. As of February 1, 2000, Mr. Ainsbury's annual salary was increased to $200,000.

  On January 1, 1999, we entered into an at-will employment agreement with founder Willie M. Tejada. The agreement provides that Mr. Tejada is entitled to an annual salary of $150,000, plus a discretionary bonus of up to 20% of his base salary. If we terminate Mr. Tejada's employment for any reason other than for cause, or in the event of a constructive termination, death or disability, he will be entitled to receive his base salary for a period of one year. The agreement also provides that any successor to us will assume our obligations under the agreement. As of February 1, 2000, Mr. Tejada's annual salary was increased to $175,000.

  On October 6, 1999, we entered into an at-will employment agreement with Daniel Putterman. The employment agreement provided for Mr. Putterman's employment as our president, chief executive officer and chairman of the board of directors until our hiring of a new president or chief executive officer. As president, chief executive officer and chairman of our board of directors, Mr. Putterman was entitled to an annual salary of $175,000 and an annual cash bonus of up to twenty percent of his base salary and severance benefits of 120% of his salary in the event of his termination without cause or constructive termination. Pursuant to the terms of his employment agreement, his employment with us terminated at the hiring of Mr. Bennett and he became a consultant for us as of October 22, 1999. Pursuant to the consulting provisions of his employment agreement, Mr. Putterman has agreed to provide, at our request, eight hours per week of consulting services to us for a twelve month period commencing on October 22, 1999 in exchange for payments of $4,000 each month and additional payments of $150 per hour for each additional hour of consulting services he provides. Mr. Putterman continues to serve as our chairman of the board of directors.

1996 Stock Option Plan

  Our 1996 stock option plan was adopted by the board of directors and approved by the stockholders on December 15, 1996. The 1996 plan provides for grants to our employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for grants of nonstatutory stock options and stock purchase rights to our employees and consultants, including non-employee directors. We have discontinued use of our 1996 plan for new grants.

  Not including the shares that were returned to our pool of authorized and unreserved shares when we determined to discontinue use of the 1996 plan, we reserved a total of 2,759,699 shares of common stock for issuance under the 1996 plan. As of March 31, 2000, of those reserved shares, options to purchase 1,474,162 shares of common stock were outstanding under the 1996 plan and 1,285,537 shares had been issued upon exercise of previously granted options. We have not granted any stock purchase rights under the 1996 plan.

  The 1996 plan must be administered by our board of directors or a committee of our board of directors. As of April 2000, the 1996 plan is administered by our compensation committee. The administrator's powers include the ability to determine the terms of the awards granted, including the exercise or purchase price, the times when options or stock purchase rights may be exercised, any vesting acceleration and any restrictions or limitations. The administrator also has the power to select the individuals to whom awards will be granted. The option exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock on the date of grant. The option exercise price of nonstatutory stock options may not be less than 85% of the fair market value of our common stock on the date the option is granted. In the case of an incentive stock option granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of our stock, the option exercise price for each share covered by the option may not be less than 110% of the fair market value of a share of our common stock on the date of grant of the option. The administrator determines the term of an option in the specific option agreement; provided, however, the term may not be longer than ten years. Furthermore, the maximum term for an option granted to an optionee is five years, if at the time of the grant the optionee owns more than 10% of the total combined voting power of all classes of our stock. No option may be exercised by any person after its term expires.

  The 1996 plan provides that in the event of a merger or consolidation in which we are not the surviving corporation, the sale of all or substantially all of our assets or any other transaction which qualifies as a "corporate transaction" under Section 425(a) of the Internal Revenue Code wherein our stockholders give up all or substantially all of their equity interest in us, the vesting of all options then outstanding under the 1996 plan will be accelerated.

1999 Stock Plan

  Our 1999 stock plan was initially adopted by the board of directors and approved by the stockholders in February 26, 1999. A total of 6,290,300 shares of common stock have been reserved for issuance under the 1999 plan. The 1999 plan provides for grants to our employees of incentive stock options and for grants of nonstatutory stock options and stock purchase rights to our employees and consultants, including non-employee directors. The 1999 plan must be administered by our board of directors or a committee of our board of directors. As of April 2000, the 1999 plan is administered by our compensation committee.

  The option exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock on the date of grant. The option exercise price of nonstatutory stock options may not be less than 85% of the fair market value of our common stock on the date the option is granted. In the case of an incentive stock option granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of our stock, the option exercise price for each share covered by the option may not be less than 110% of the fair market value of a share of our common stock on the date of grant of the option. The term of an option is determined by the administrator in the specific option agreement; provided, however, the term may not be longer than ten years. Furthermore, the maximum term for an option granted to an optionee is five years if at the time of the grant the optionee owns more than 10% of the total combined voting power of all classes of our stock. No option may be exercised by any person after its term expires.

  In the event of a sale of all or substantially all of our assets, or our merger, consolidation or other capital reorganization, each option and stock purchase right under the 1999 plan must be assumed or an equivalent option substituted by the successor corporation unless the successor corporation does not so agree. In that case, the options and rights will terminate upon the consummation of the merger or sale of assets; provided, however, that in the event of a transaction described above that is also a change of control, an additional 25% of the shares underlying each outstanding option or stock purchase right will vest and become exercisable upon the consummation of a change of control. Some of the stock option agreements under our 1999 plan provide that 100% of the shares underlying their outstanding options will vest and become exercisable upon a change of control. The 1999 plan defines change of control to mean a sale of all or substantially all of our assets, or our merger or consolidation with or into another corporation, other than a merger or consolidation in which the holders of more than 50% of the shares of our capital stock outstanding immediately prior to the transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by our voting securities, or the voting securities of the surviving entity, outstanding immediately after the transaction.

  On       , 2000, our board of directors amended and restated our 1999 plan.
This amendment and restatement was approved by our stockholders on       ,
2000. We have reserved a total of        shares of common stock for issuance
under our 1999 plan. However, during the term of the plan, on each anniversary
of the date of       , 2000, and each anniversary thereafter, the shares of
common stock authorized for issuance under the plan shall be increased by    .
As of March 31, 2000, options to purchase 2,774,909 shares of common stock were outstanding under the 1999 plan and we had issued 2,100,029 shares of common stock under the 1999 plan and 143,102 shares of common stock upon exercise of previously granted options.

  As amended, the 1999 plan provides that each director who is not our employee will receive automatic grants of stock options under the plan. At each subsequent annual stockholder meeting after this offering at which they are re-elected, each director who is not our employee will receive options to purchase 12,000 shares of our common stock which vest over three years, at the rate of 1/8th of the shares subject to the options on each quarterly anniversary of the date of grant, commencing with the beginning of the ninth quarterly anniversary of the date of grant. Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee's cessation of board service.

Employee Stock Purchase Plan

  Our employee stock purchase plan was adopted by the board of directors in
    , 2000 and approved by the stockholders in   , 2000. A total of
shares of common stock have been reserved for issuance under the plan. As of the date of this prospectus, no shares have been issued under the plan. The employee stock purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive six-month offering periods. The offering periods generally start on May 1 and November 1 of each year, except for the first offering period, which will commence on the effective date of
this offering and will end on       , 2000.

  Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, no employee may be granted a right to purchase stock under the purchase plan (1) to the extent that, immediately after the grant of the right to purchase stock, the employee would own, or be treated as owning, stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or (2) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceed $25,000 worth of stock for each calendar year. The amended plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's base compensation. Base compensation is defined as the participant's gross base compensation. The maximum number of shares a participant may purchase with respect to a single offering period is shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the amended plan is 85% of the lesser of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period. Participants may end their participation at any time other than the final ten days of an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

  Rights to purchase stock granted under the purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the purchase plan. The purchase plan provides that, in the event of our merger with or into another corporation or a sale of substantially all of our assets, each outstanding right to purchase stock may be assumed or substituted for by the successor corporation.

  The board of directors has the authority to amend or terminate our employee stock purchase plan. However, no such action by the board of directors may adversely affect any outstanding rights to purchase stock under the purchase plan, except that the board of directors may terminate an offering period on any exercise date if the board of directors determines that the termination of the purchase plan is in the best interests of us and our stockholders. Notwithstanding anything to the contrary, the board of directors may in its sole discretion amend the purchase plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences.

Limitation on Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our bylaws provide that we shall indemnify each of its directors and officers against expenses, including attorneys' fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our director or officer or serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at our request. We have also entered into agreements to indemnify our directors and executive officers.

                           RELATED-PARTY TRANSACTIONS

  Since January 1, 1999, there has not been, nor is there currently proposed, any transaction or series of transactions to which we were or are to be a part in which the amount involved, exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described where required in "Management" and the transactions described below. We believe each of the transactions described below was negotiated at arms-length and were on terms as favorable as those obtained from disinterested third parties.

Preferred Stock

  We issued an aggregate of 8,124,538 shares of Series A preferred stock in private placements in April through August 1998 at a price of $0.87 per share. Of those shares, we issued an aggregate of 2,147,530 shares in April 1998, pursuant to the conversion of a portion of the outstanding principal of convertible subordinated promissory notes which we issued on various dates from July 1997 through April 1998. The purchasers of our Series A preferred stock included, among others, the following holders of 5% or more of our stock, directors, and entities associated with directors:

                                                                    Shares of
                                                                    Series A
   Purchaser                                                     Preferred Stock
   ---------                                                     ---------------
   Bluestem Capital Partners II, L.P. ..........................      712,117
   Marc A. Butlein..............................................       46,455
   Edgewater Private Equity Fund II, L.P. ......................    3,467,061
   Vision Capital L.P. .........................................    1,261,680

  Mr. Allison, one of our directors, is a limited partner of Edgewater Private Equity Fund Management, L.P., the general partner of Edgewater Private Equity Fund II, L.P. Mr. Tellefsen, one of our directors, is a partner of Vision Trans-Atlantic Limited, which is the general partner of Vision Partners L.P., which is the general partner of Vision Capital L.P. and Vision Extension L.P.

  In April 1998, we issued an aggregate of 2,964,890 shares of common stock pursuant to the conversion of an aggregate of $296,489.00 in convertible subordinated promissory notes, which we issued on various dates from July 1997 through April 1998. The purchasers of our common stock included, among others, the following holders of 5% or more of our stock, directors and entities associated with directors:

                                                                     Shares of
   Purchaser                                                        Common Stock
   ---------                                                        ------------
   Marc A. Butlein.................................................   100,000
   Edgewater Private Equity Fund II, L.P. .........................   200,000
   Vision Capital L.P. ............................................   750,000

  In March 1999, we sold an aggregate of 2,194,666 shares of Series B preferred stock at a price of $1.284 per share. The purchasers of our preferred stock included, among others, the following holders of 5% or more of our stock and entities associated with directors:

                                                                    Shares of
                                                                    Series B
   Purchaser                                                     Preferred Stock
   ---------                                                     ---------------
   Bluestem Capital Partners II, L.P. ..........................     584,113
   Edgewater Private Equity Fund II, L.P. ......................      83,525
   Vision Capital L.P. .........................................     351,102

  In September 1999, we sold an aggregate of 2,898,706 shares of Series C preferred stock at a price of $1.58 per share. The purchasers of our preferred stock included, among others, the following holders of 5% or more of our common stock and entities associated with directors:

                                                                    Shares of
                                                                    Series C
   Purchaser                                                     Preferred Stock
   ---------                                                     ---------------
   Bluestem Capital Partners II, L.P. ..........................     749,683
   Vision Capital L.P. .........................................     249,458

  In October 1999, November 1999, December 1999 and January 2000, we sold an aggregate of 15,170,333 shares of Series D preferred stock at a price of $2.14 per share. The purchasers of our preferred stock included, among others, the following holders of 5% or more of our stock, directors, and entities associated with directors:

                                                                  Shares of
                                                                  Series D
   Purchaser                                                   Preferred Stock
   ---------                                                   ---------------
   Scott N. Flanders..........................................      186,915
   Seligman Communications and Information Fund, Inc. ........      467,290
   Seligman Investment Opportunities (Master) Fund-NTV
    Portfolio.................................................      532,710
   Seligman New Technologies Fund, Inc. ......................    2,271,028
   Vision Capital L.P. .......................................      281,162
   Vision Extension L.P. .....................................      653,417

Stock Options and Stock Issuances

  From time to time since our inception in 1996, we have granted options to purchase shares of our common stock, at exercise prices reflecting the fair market value per share of our common stock on the date of grant as determined by our board of directors, to the individuals that currently serve as our executive officers and directors. On December 15, 1996, we granted Mr. Tejada options to purchase 500,000 shares of common stock at a exercise price of $.10 per share. On August 28, 1997, we granted Mr. Tellefsen options to purchase 10,000 shares of common stock at a exercise price of $.10 per share. On March 27, 1998, we granted Messrs. Putterman, Ainsbury and Tejada options to purchase 250,000, 250,000 and 125,000 shares of common stock, respectively, at exercise prices of $.10 per share. On May 18, 1998, we granted Mr. Elder options to purchase 85,000 shares of common stock at an exercise price of $.10 per share. On February 12, 1998, we granted Mr. Butlein options to purchase 225,000 shares of common stock at an exercise price of $.10 per share. On August 17, 1999, we granted Mr. Elder options to purchase 60,000 shares of common stock at an exercise price of $.80 per share. On March 11, 2000 we granted Messrs. Allison, Butlein, Tellefsen and Elder options to purchase 24,000, 24,000, 24,000 and 25,000 shares, respectively, of common stock at an exercise price of $2.50 per share. The options granted to Messrs. Allison, Butlein and Tellefsen are fully vested.

  On November 13, 1996, we entered into stock purchase agreements with Mr. Putterman and Mr. Ainsbury, pursuant to which we sold each of them 2,000,000 shares of common stock at a purchase price of $.025 per share. We have no repurchase rights with respect to these shares.

  On November 1, 1999, we issued 1,765,051 shares of our common stock at $.80 per share to Mr. Bennett pursuant to the terms of a restricted stock purchase agreement under our 1999 stock plan. The shares are subject to repurchase by us at the original purchase price in the event of the voluntary resignation by Mr. Bennett from his employment or consulting relationship with us or the termination by us for cause of Mr. Bennett's employment or consulting relationship. This repurchase right lapses at the rate of 1/48th per month beginning on December 1, 1999. Certain events will trigger the release of all of the shares from our repurchase right.

Indemnification Agreements

  We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Description of Capital Stock--Limitation on Directors' Liability and Indemnification."

Loans to Executive Officers

  On November 1, 1999, we loaned Mr. Bennett $1,412,040.80 pursuant to the terms of a five-year promissory note whereby Mr. Bennett promised to pay us the aggregate principal sum of $1,412,040.80, together with interest on the sum of the outstanding principal balance, plus accrued but unpaid interest, at a rate of 6.08% per annum compounded monthly. The promissory note is secured by a pledge of 1,765,051 shares of our common stock owned by Mr. Bennett pursuant to the pledge and security agreement.

  On January 28, 2000, we loaned Mr. Ainsbury $100,000 pursuant to the terms of a three-year non-recourse promissory note whereby Mr. Ainsbury promised to pay us the aggregate principal sum of $100,000, together with interest on the sum of the outstanding principal balance, plus accrued but unpaid interest, at 5.73% per annum, compounded annually. The promissory note is secured by a pledge of 63,292 shares of our common stock owned by Mr. Ainsbury pursuant to the terms of a pledge and security agreement.

  On January 28, 2000, we loaned Mr. Tejada $100,000 pursuant to the terms of a three-year non-recourse promissory note whereby Mr. Tejada promised to pay us the aggregate principal sum of $100,000, together with interest on the sum of the outstanding principal balance, plus accrued but unpaid interest, at 5.73% per annum, compounded annually. The promissory note is secured by a pledge of 63,292 shares of our common stock owned by Mr. Tejada pursuant to the terms of a pledge and security agreement.

  On October 6, 1999, we loaned Mr. Putterman $500,000 pursuant to the terms of a three-year non-recourse promissory note whereby Mr. Putterman promised to pay us the aggregate principal sum of $500,000, together with interest on the sum of the outstanding principal balance, plus accrued but unpaid interest, at a rate of 5.41% per annum compounded monthly. The promissory note is secured by a pledge of 316,455 shares of our common stock owned by Mr. Putterman pursuant to the terms of a pledge and security agreement.

                             PRINCIPAL STOCKHOLDERS

  The following table provides certain information as of March 31, 2000, regarding the beneficial ownership of our common stock assuming the exercise of all warrants to purchase preferred stock and the conversion of all outstanding preferred stock into common stock upon the completion of this offering by:

  . each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock, assuming the conversion of all outstanding preferred stock into common stock;

  . each of our directors and our executive officers named in the "Summary
    Compensation Table" who hold our securities; and

  . all executive officers and directors as group.

  The address for all executive officers and directors is c/o EoExchange, Inc., 282 2nd Street, Suite 400, San Francisco, California 94105. Except as indicated by footnote, we believe that the persons named in the table below, on the information furnished by them, have sole voting and investment power for all shares shown as beneficially owned by them.

  Percent of beneficial ownership is based upon 39,196,245 shares of common stock outstanding prior to this offering and shares of common stock outstanding after this offering and also includes shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 2000, as described in the footnotes below. Percentage of ownership is calculated pursuant to the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership by any other person.

                                                            Percent Ownership
                                                 Shares    --------------------
                                              Beneficially Before the After the
                    Name                         Owned      Offering  Offering
                    ----                      ------------ ---------- ---------
Edgewater Private Equity Fund II, L.P. (1)...  3,774,568       9.6%
 900 North Michigan Avenue, 14th Floor
 Chicago, IL 60611

Vision Partners L.P. (2).....................  3,577,694       9.1%
 3000 Sand Hill Road, Bldg. 4, Suite 230
 Menlo Park, CA 94025

J. & W. Seligman & Co. Incorporated (3)......  3,271,028       8.3%
 100 Park Avenue, 7th Floor
 New York, NY

Bluestem Capital Partners II, L.P. ..........  2,045,913       5.2%
 Bluestem Capital Company
 122 S. Phillips Ave., Suite 300
 Sioux Falls, SD 57014

Daniel Putterman (4).........................  4,120,416      10.5%

Robert G. Allison (1)........................  3,774,568       9.6%

Dag A. Tellefsen (2).........................  3,577,694       9.1%

Robert D. Ainsbury (5).......................  2,120,416       5.4%

Douglas S. Bennett...........................  1,765,051       4.5%

Wilfredo M. Tejada (6).......................    494,791       1.3%

Marc A. Butlein (7)..........................    332,173        *

Scott N. Flanders............................    186,915        *

Mark H. Elder (8)............................     59,063        *

--------
 * Less than 1%.

(1) Consists of 3,750,586 shares held by Edgewater Private Equity Fund II, L.P. and options to purchase 24,000 shares of common stock held by Mr. Allison and exercisable within 60 days of this offering that he has agreed to transfer to Edgewater Private Equity Fund II, L.P. upon exercise. Mr. Allison, a partner of Edgewater Private Equity Fund Management, L.P., the general partner of Edgewater Private Equity Fund II, L.P., may be deemed to have voting and investment power over the shares held by Edgewater Private Equity Fund II, L.P. Mr. Allison disclaims beneficial interest in such shares, except to the extent of his interest in Edgewater Private Equity Fund Management, L.P.

(2) Consists of 3,546,819 shares held by Vision Capital L.P. and Vision Extension L.P. and options to purchase 30,875 shares held by Mr. Tellefsen and exercisable within 60 days of this offering that he has agreed to transfer to Vision Capital L.P. upon exercise. Mr. Tellefsen is a partner of Vision Partners L.P., Vision Trans-Atlantic Limited and Vision Extension L.P. Vision Trans-Atlantic Limited is the general partner of Vision Partners L.P., which is the general partner of Vision Capital L.P. and Vision Extension L.P. Mr. Tellefsen disclaims beneficial interest in such shares, except to the extent of his interests in Vision Partners L.P., Vision Trans-Atlantic Limited and Vision Extension L.P.

(3) Consists of 467,290 shares held by Seligman Communications and Information Fund, Inc., 532,710 shares held by Seligman Investment Opportunities (Master) Fund-NTV Portfolio and 2,271,028 shares held by Seligman New Technologies Fund, Inc. J. & W. Seligman & Co. Incorporated is the investment manager for Seligman Communications and Information Fund, Inc., Seligman Investment Opportunities (Master) Fund-NTV Portfolio and Seligman New Technologies Fund, Inc., and has the power to vote and dispose of the shares.

(4) Includes options to purchase 135,416 shares held by Mr. Putterman and exercisable within 60 days of this offering and 1,985,000 shares owned of record by Mr. Ainsbury that, pursuant to an irrevocable proxy, Mr. Putterman has the power to vote. Mr. Ainsbury has retained investment power with respect to the shares.

(5) Includes options to purchase 135,416 shares held by Mr. Ainsbury and exercisable within 60 days of this offering.

(6) Includes options to purchase 79,791 shares held by Mr. Tejada and exercisable within 60 days of this offering.

(7) Includes options to purchase 185,718 shares held by Mr. Butlein and exercisable within 60 days of this offering.

(8) Consists of options to purchase 59,063 shares held by Mr. Elder and exercisable within 60 days of this offering.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, our authorized capital stock will
consist of       shares of common stock and       shares of preferred stock. As
of      , 2000, there were     holders of record of common stock and
holders of record of preferred stock. The common stock and the preferred stock each have a par value of $0.01 per share. As of March 31, 2000, there were 10,808,002 shares of common stock outstanding and 28,388,243 shares of preferred stock outstanding, 8,124,538 of which are Series A preferred stock, 2,194,666 of which are Series B preferred stock, 2,898,706 of which are Series C preferred stock and 15,170,333 of which are Series D preferred stock. As of March 31, 2000, options to purchase 4,249,071 shares of common stock, a warrant to purchase 25,862 shares of our Series A preferred stock and warrants to purchase 427,070 shares of our Series D preferred stock were outstanding. Concurrently with the completion of this offering, each outstanding share of our preferred stock will be exchanged for and converted into one share of our common stock. The following description of rights and preferences assumes this conversion, including upon the exercise of the outstanding warrants described above. Upon the closing of this offering, any portion of the warrants to purchase Series A preferred stock and Series D preferred stock will be exercisable for the same number of shares of common stock.

  The following summary describes the material terms of our capital stock. However, it does not purport to be complete and is qualified in its entirety by reference to the actual terms of the capital stock contained in our certificate of incorporation, bylaws and other agreements referenced below and by the provisions of applicable Delaware law.

Common Stock

  Holders of common stock are entitled to one vote for each share they hold as prescribed by law. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, our acquisition by another entity or sale of all or substantially all of our assets, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no right to convert their common stock into any other securities, nor do they have preemptive or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable. The rights and preferences of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

  Upon the completion of this offering, all outstanding shares of Series A, B, C and D preferred stock will automatically convert on a one-for-one basis into common stock.

  Upon the closing of this offering, we will be authorized to issue shares of preferred stock, par value $0.01 per share, which may be issued from time to time in one or more series. Following the closing of this offering, the board of directors will be authorized to fix or alter from time to time the designation, powers, preferences and rights granted upon, and the qualifications, limitations or restrictions of, any wholly unissued series of preferred stock, which may be greater than the rights of the common stock, and to establish from time to time the number of shares constituting any such series. The board of directors will also be authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of the series then outstanding.

  We believe that the board of directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, it is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. The effects might include, among other things:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control without further action by the stockholders.

Registration Rights

  Pursuant to the third amended and restated investors' rights agreement dated October 18, 1999, holders of shares of common stock issued or issuable upon conversion of Series A preferred stock, Series B preferred stock, Series C preferred stock, and Series D preferred stock, including upon exercise of the outstanding warrants to purchase our Series D preferred stock, are entitled to the registration rights described below with respect to those shares of common stock. Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

  Piggy-Back Registration. If we propose to register any of our or a holder's common stock under the Securities Act solely for cash, other than a registration on Form S-4, Form S-8 or any successors thereto, a registration in which the only stock being registered is common stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities, such holders are entitled to notice of the proposed registration and the opportunity to include their registrable securities in the registration. If the registration involves an underwriting, the underwriters have the right to limit shares proposed to be included in the registration and underwriting by 20% of the total number of securities included in the registration and underwriting, unless such offering is our initial public offering in which case such holders may be excluded if no other stockholders' securities are included.

  Demand Registration. At any time after the earlier of six months after the effective date of the first registration statement for a public offering of our common stock or April 20, 2002, if the holders of a majority of such registrable securities request that we file a registration statement, we are required to use our best efforts to cause those shares to be registered, subject to certain conditions and limitations. Such holders are each entitled to two such demand registrations. If, in an underwritten public offering, the underwriters require a limitation on the number of securities to be included in the registration, then the number of shares of registrable securities that may be included in the registration and underwriting will be allocated among holders of registration rights in proportion, as nearly as practicable, to the respective amounts of registrable securities held by the holders of registration rights at the time of filing the registration statement.

  Registration on Form S-3. Such holders have the right to require us to register all or a portion of their registrable securities on Form S-3 when this form becomes available to us, provided that;

  . the aggregate proceeds of such registration are expected to exceed
    $500,000;

  . we are not required to effect more than two such registrations in any twelve-month period;

  . we are not required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

  . it is not during the period ending 180 days after the effective date of a registration statement subject to our obligations described above under "Piggy-Back Registration."

In addition, if our president provides the rights holders with a certificate stating that, in the good faith judgment of our board of directors, it would be seriously detrimental to us and our stockholders for a Form S-3 registration to be effected at that time, we have the right to defer the filing of the Form S-3 registration statement for a period of up to 120 days after receipt of the request for registration. We cannot utilize this right more than one time in any twelve month period.

  Termination of Registration Rights. The registration rights terminate as to any such holder five years following the closing of this offering or such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder's shares during a three month period without registration.

Certificate of Incorporation, Bylaws and Statutory Provisions Affecting Stockholders

  Charter Provisions. Our certificate of incorporation and bylaws include the following provisions that will become effective upon the closing of this offering and that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management:

  . that all stockholder actions upon completion of this offering must be effected at a duly called meeting of holders and not by consent in writing;

  . that special meetings of the stockholders may be called only by the board of directors, or by the chairman of the board, or by the chief executive officer or the president or vice president of the corporation;

  . that our board of directors can issue up to       shares of preferred
    stock, as described under "--Preferred Stock" above;

  . that there will be three classes of directors, approximately one-third of whom would be elected each year, thus requiring any potential acquiror to successfully complete two proxy contests in order to take control of the board of directors;

  . that advance notice must be given regarding the nomination of candidates for election as directors and the presentation of stockholder proposals; and

  . that vacancies on the board of directors may be filled only by a majority vote of the directors then in office.

  Statutory Provisions. We are a Delaware corporation and are subject to
Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

  . before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

  . at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

  A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

  The provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law described above would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders.

  Limitation of Director and Officers Liability. Our certificate of incorporation limits the liability of our directors and officers, in their capacity as agents to us to the fullest extent permitted by Delaware law. Specifically, our directors and officers will not be personally liable for expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason that such person is or was an agent of us, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments dividends or unlawful stock repurchases or redemptions; or

  . for any transaction from which the director derived an improper personal benefit.

  Indemnification Arrangements. Our certificate of incorporation provides that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We expect to enter into indemnification agreements with each of our directors and officers that will provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

  We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into agreements to indemnify our directors and officers.

Transfer Agent and Registrar

  Upon the closing of this offering,         will be the transfer agent and
registrar for the common stock.

Listing

  We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "EOEX."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have      shares of common stock
outstanding or      shares if the underwriters exercise their over-allotment
option in full. The      shares sold in the offering or      shares if the
underwriters exercise their over-allotment option in full will be freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of EoExchange, as this term is defined under Rule 144 under the Securities Act.

  We issued and sold the remaining 39,196,245 shares in private transactions. These shares are "restricted securities" as defined in Rule 144 under the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are subject to manner of sale limitations, notice requirements and the availability of current public information about us. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell those shares at any time under Rule 144 without regard to the limitations described above. Of the 39,196,245 remaining shares outstanding, affiliates beneficially own approximately 16.6% of such shares. Of the shares owned by non-affiliates, 230,000 shares have been held by such non-affiliates in excess of two years.

  Any employee, officer, director, advisor or consultant (who is a natural person) of ours who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after we become subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

  As of March 31, 2000, there were outstanding stock options to purchase an aggregate of 4,249,071 shares of common stock. Following the offering, we intend to file one or more registration statements on Form S-8 to register shares of common stock reserved for issuance under the 1996 stock option plan, the 1999 Stock Plan and the employee stock purchase plan, thus permitting the resale of those shares by nonaffiliates in the public market without restriction, subject to the satisfaction of applicable exercisability periods and the agreements referred to below.

  We, our officers and directors and certain stockholders and optionholders have agreed subject to certain exceptions, not to sell or otherwise dispose of any shares of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc. FleetBoston Robertson Stephens Inc., however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. The lock-up agreements by persons other than us cover an
aggregate of      shares. Upon expiration of the 180-day lock-up period,
shares will be eligible for sale under Rule 144.       additional shares will
be eligible for sale on January 21, 2001.

  Prior to this offering, there has been no public market for the common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by existing stockholders could adversely affect prevailing market prices.

                                  UNDERWRITING

  The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and William Blair & Company, L.L.C., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                          Number
                                                                            of
   Underwriter                                                            Shares
   -----------                                                            ------
   FleetBoston Robertson Stephens Inc. ..................................
   Chase Securities Inc. ................................................
   William Blair & Company, L.L.C. ......................................
                                                                           ----
     Total...............................................................
                                                                           ====

  The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price on the cover page of this prospectus. The underwriters may sell shares to dealers at
that price less a concession of not in excess of $   per share, of which $
may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters or the terms discussed in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order.

  The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  No Public Market. Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, and the present state of our development.

  Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to      additional shares of common stock, to cover over-
allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise
their over-allotment option to purchase any of the additional      shares of
common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

  The following table summarizes the compensation to be paid to the underwriters by us:

                                                             Total
                                                 -----------------------------
                                            Per     Without          With
                                           Share Over-allotment Over-allotment
                                           ----- -------------- --------------
   Underwriting discounts and commissions
    payable by us........................   $         $              $

  Expenses. We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to
above, will be approximately $   .

  Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-Up Agreements. Each of our executive officers and directors and substantially all of our other stockholders have agreed, during the period of 180 days after the effective date of this prospectus, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

  In addition, we have agreed that during the lock-up period we will not, without the prior consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contact to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period.

  Directed Share Program. The underwriters have reserved up to 7.5% of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

  Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the common stock being offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Brobeck, Phlegler & Harrison LLP, San Francisco, California. Attorneys of Latham & Watkins beneficially own an aggregate of 15,823 shares of our stock and a partner of Latham & Watkins serves as our secretary.

                                    EXPERTS

  The consolidated financial statements of EoExchange, Inc. as of December 31, 1998 and 1999, for the years ended December 31, 1997, 1998 and 1999, and the financial statements of InGenius Technologies, Inc. as of October 22, 1999 and for the period January 1, 1999 to October 22, 1999, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act relating to the shares of common stock offered by this prospectus. This prospectus does not contain all the information provided in the registration statement, portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules filed with the registration statement. Statements made in this prospectus regarding the contents of any contract or any other document referred to in this prospectus or in the registration statement are not necessarily complete, and in each instance reference is made to the copy of the contract or document filed as an exhibit to the registration statement or other document, each statement being qualified in all respects by that reference. You may obtain copies of the registration statement of which this prospectus is a part, together with the exhibits and schedules, upon payment of the fee prescribed by the Securities and Exchange Commission, or you may examine these documents without charge at the office of the Securities and Exchange Commission.

  After the offering is completed, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy reports and other information filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0300. The Securities and Exchange Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the Securities and Exchange Commission.

                                EoEXCHANGE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
EoEXCHANGE, INC.
Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999..............  F-3
Consolidated Statements of Operations for each of the three years in the period ended December 31, 1999...........................................  F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Deficit for each of the three years in the period ended
 December 31, 1999........................................................  F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999...........................................  F-6
Notes to Consolidated Financial Statements................................  F-7

INGENIUS TECHNOLOGIES, INC.
Report of Independent Accountants......................................... F-22
Balance Sheet as of October 22, 1999...................................... F-23
Statement of Operations................................................... F-24
Statement of Changes in Stockholders' Deficit............................. F-25
Statement of Cash Flows................................................... F-26
Notes to Financial Statements............................................. F-27

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Combined Statement of Operations...................... F-32
Notes to Unaudited Pro Forma Combined Statement of Operations............. F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of EoExchange, Inc.
 (Formerly Aeneid Corporation)

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows present fairly, in all material respects, the financial position of EoExchange, Inc. (formerly Aeneid Corporation) at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

March 31, 2000
San Francisco, California

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

                          CONSOLIDATED BALANCE SHEETS

                        As of December 31, 1998 and 1999
               (in thousands, except share and per share amounts)

                                                  December 31,      Pro Forma
                                                -----------------  December 31,
                                                 1998      1999        1999
                                                -------  --------  ------------
                                                                   (unaudited)
                    ASSETS

Current assets:
  Cash and cash equivalents.................... $ 2,980  $ 21,709
  Accounts receivable..........................     --        325
  Prepaid expenses and other current assets....     376       799
                                                -------  --------
    Total current assets.......................   3,356    22,833
Note receivable ...............................     --        500
Property and equipment, net....................     423     1,337
Other assets...................................      62       --
Intangibles, net...............................     --      2,619
                                                -------  --------
    Total assets............................... $ 3,841  $ 27,289
                                                =======  ========

 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
   STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Capital lease obligations, current........... $     8  $     11
  Bank borrowings..............................     750       --
  Accounts payable.............................      47     1,410
  Accrued liabilities..........................     356       498
  Deferred revenue.............................     251       419
                                                -------  --------
    Total current liabilities..................   1,412     2,338
Capital lease obligations, long-term...........       6        13
                                                -------  --------
    Total liabilities..........................   1,418     2,351
                                                -------  --------
Redeemable convertible preferred stock: $0.01
 par value; 30,800,000 shares authorized;
 8,124,538 and 25,121,333 shares issued and
 outstanding at December 31, 1998 and 1999.....   7,068    58,469    $    --
                                                -------  --------    --------
Stockholders' equity (deficit)
  Common Stock: par value $0.01; 51,500,000
   shares authorized; 7,551,890 and 10,063,374
   shares issued and outstanding at
   December 31, 1998 and 1999, 35,184,707
   shares (unaudited) pro forma................      76       101         352
  Additional paid-in capital...................     379   (11,506)     46,712
  Notes receivable from stockholders...........     --     (1,461)     (1,461)
  Unearned stock-based compensation............     --     (4,215)     (4,215)
  Accumulated deficit..........................  (5,100)  (16,450)    (16,450)
                                                -------  --------    --------
    Total stockholders' equity (deficit).......  (4,645)  (33,531)   $ 24,938
                                                -------  --------    ========
    Total liabilities, redeemable convertible
     preferred stock and stockholders' equity
     (deficit)................................. $ 3,841  $ 27,289
                                                =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

       For each of the three years in the period ended December 31, 1999
               (in thousands, except share and per share amounts)

                                                Year Ended December 31,
                                           -----------------------------------
                                              1997        1998        1999
                                           ----------  ----------  -----------
Revenues.................................  $      --   $       49  $       496
Cost of revenues.........................         --          306        1,599
                                           ----------  ----------  -----------
    Gross loss...........................         --         (257)      (1,103)
                                           ----------  ----------  -----------
Operating expenses:
  Product development (exclusive of non-
   cash compensation expense of $1,023)..         536       1,466        1,964
  Sales and marketing (exclusive of non-
   cash compensation expense of $1,184)..         214       1,158        3,263
  General and administrative (exclusive
   of non-cash compensation expense of
   $845).................................         389         888        1,715
  Depreciation and amortization..........          10         101          415
  Stock-based compensation...............         --          --         3,052
                                           ----------  ----------  -----------
    Total operating expenses.............       1,149       3,613       10,409
                                           ----------  ----------  -----------
Loss from operations.....................      (1,149)     (3,870)     (11,512)
Interest income..........................         --           70          214
Interest expense.........................         (32)        (51)         (52)
                                           ----------  ----------  -----------
Net loss.................................      (1,181)     (3,851)     (11,350)
Dividend paid to preferred stockholders
 in connection with beneficial conversion
 feature and accretion to redemption
 value of preferred stock................         --          --       (21,770)
                                           ----------  ----------  -----------
Net loss attributable to common
 stockholders............................  $   (1,181) $   (3,851) $   (33,120)
                                           ==========  ==========  ===========
Basic and diluted net loss per common
 share...................................  $    (0.28) $    (0.62) $     (4.27)
                                           ==========  ==========  ===========
Shares used in calculating basic and
 diluted net loss per common share.......   4,213,562   6,187,626    7,748,963
                                           ==========  ==========  ===========
Proforma basic and diluted net loss per
 common share (Note 17) (unaudited)......                          $     (1.66)
                                                                   ===========
Shares used in calculating proforma basic
 and diluted net loss per common share
 (unaudited).............................                           19,924,000
                                                                   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT

       For each of the three years in the period ended December 31, 1999
                                 (in thousands)

                            Redeemable
                           Convertible
                            Preferred                                 Notes
                              Stock      Common Stock  Additional   Receivable   Unsecured                   Total
                          -------------- -------------  paid-in        from     Stock-based  Accumulated Stockholders'
                          Shares Amount  Shares Amount  Capital    Shareholders Compensation   Deficit      Deficit
                          ------ ------- ------ ------ ----------  ------------ ------------ ----------- -------------
Issuance of common
 stock..................     --  $   --   4,230  $ 42  $      81     $   --       $   --      $    --      $    123
Net loss................                                                                        (1,181)      (1,181)
                          ------ ------- ------  ----  ---------     -------      -------     --------     --------
Balance at December 31,
 1997...................                  4,230    42         81         --           --        (1,181)      (1,058)
Issuance of common
 stock..................                  2,965    30        266                                                296
Exercise of common stock
 options................                    357     4         32                                                 36
Issuance of preferred
 stock--Series A........   8,125   7,000                                                                        --
Accretion on preferred
 stock--Series A........              68                                                           (68)         (68)
Net loss................                                                                        (3,851)      (3,851)
                          ------ ------- ------  ----  ---------     -------      -------     --------     --------
Balance at December 31,
 1998...................   8,125   7,068  7,552    76        379         --           --        (5,100)      (4,645)
Exercise of common stock
 options................                    327     3         31                                                 34
Deferred stock-based
 compensation...........                                   7,478                   (7,478)                      --
Amortization of deferred
 stock-based
 compensation...........                                                            3,052                     3,052
Stock-based compensation
 for services...........                     94     1                                 211                       212
Issuance of common stock
 in exchange for notes
 receivable.............                  2,090    21      1,440      (1,461)                                   --
Issuance of preferred
 stock--Series B, net of
 issuance costs of $8...   2,195   2,809                                                                        --
Issuance of preferred
 stock--Series C, net of
 issuance costs of $54..   2,899   4,525                                                                        --
Issuance of preferred
 stock--Series D, net of
 issuance costs of
 $2,654.................  11,903  22,297                                                                        --
Beneficial conversion
 feature of preferred
 stock--Series D........                                                                                        --
Accretion of preferred
 stock..................          13,820                 (13,820)                                           (13,820)
Dividend imputed on
 beneficial conversion
 feature................           7,950                  (7,950)                                            (7,950)
Stock options issued in
 connection with
 acquisition............                                                                                        --
Warrants issued in
 connection with Series
 D preferred stock......                                     936                                                936
Net loss................                                                                       (11,350)     (11,350)
                          ------ ------- ------  ----  ---------     -------      -------     --------     --------
Balance at December 31,
 1999...................  25,122 $58,469 10,063  $101  $(11,506)     $(1,461)     $(4,215)    $(16,450)    $(33,531)
                          ====== ======= ======  ====  =========     =======      =======     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

       For each of the three years in the period ended December 31, 1999
               (in thousands, except share and per share amounts)

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
Cash flows from operating activities
Net loss..........................................  $(1,181) $(3,851) $(11,350)
Adjustments to reconcile net loss to net cash used
 in operating activities
  Interest expense recognized on converted notes
   payable........................................      --        69       --
  Amortization of deferred compensation expense...      --       --      3,264
  Depreciation and amortization...................       10      101       415
  Changes in assets and liabilities
    Accounts receivable...........................      --       --       (299)
    Prepaid expenses and other current assets.....      (12)    (364)     (423)
    Other assets..................................      --       (62)       63
    Accounts payable..............................      --        47     1,275
    Accrued liabilities...........................      224      132       132
    Deferred revenue..............................      --       251       168
                                                    -------  -------  --------
      Net cash used in operating activities.......     (959)  (3,677)   (6,755)
                                                    -------  -------  --------
Cash flows from investing activities
Purchase of property and equipment................      (81)    (429)   (1,148)
Note Receivable from Officer......................      --       --       (500)
Payment for acquisition, net of cash acquired.....      --       --     (2,710)
                                                    -------  -------  --------
      Net cash used in investing activities.......      (81)    (429)   (4,358)
                                                    -------  -------  --------
Cash flows from financing activities
Proceeds from preferred stock, net................      --     5,132    30,567
Proceeds from common stock........................      123       36        34
Payments on capital lease obligations.............       (8)      (2)       (9)
Proceeds from convertible notes payable...........      925    1,170       --
Proceeds from (repayment of) bank borrowings......      --       750      (750)
                                                    -------  -------  --------
      Net cash provided by financing activities...    1,040    7,086    29,842
                                                    -------  -------  --------
      Net increase in cash and cash equivalents...      --     2,980    18,729
Cash and cash equivalents at beginning of period..      --       --      2,980
                                                    -------  -------  --------
Cash and cash equivalents at end of period........  $   --   $ 2,980  $ 21,709
                                                    =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

  EoExchange, Inc. (the "Company"), formerly Aeneid Corporation, develops and markets services for finding and monitoring information from the Internet. Aeneid Corporation was incorporated in California on October 4, 1996. The Company reincorporated in Delaware under the name of EoExchange, Inc., in March 2000. Expenses incurred during the period from October 4, 1996 (inception) through December 31, 1996, were $54,000 and are included in the 1997 consolidated statement of operations. The Company earned no revenues in that period.

  The Company was in the development stage until 1999. Although no longer in the development stage, the Company continues to be subject to the risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, dependence on key individuals, successful development and marketing of products, the ability to obtain adequate financing to support growth, and competition.

2. Summary of Significant Accounting Policies

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Basis of presentation

  The financial statements include the accounts of the Company and its wholly-owned subsidiary (InGenius Technologies, Inc.) from October, 1999, the date of acquisition. All significant intercompany balances and transactions have been eliminated.

 Revenue recognition

  Revenues are derived from customer deployment fees, annual maintenance fees, transaction fees and advertising on the Company's websites. Customer set-up fees are received for the development and deployment of co-branded versions of the Company's website. Deployment fees are generally billable upon the deployment of the co-branded website and are recognized as revenue ratably over the contract term, generally between one and three years. The costs incurred in the deployment are generally insignificant. Annual maintenance fees are received for the on-going maintenance of the customers' co-branded websites and are recognized as revenue ratably over the life of the maintenance agreement. Transactions fees are based on the number of search requests that are submitted by the users of the customers' co-branded websites and are recognized as the search transactions are provided. Advertising revenues generally are derived from short-term advertising contracts. The Company uses third parties to place advertisements. The Company shares the revenue, net of the fees charged by the third parties, with customers that have co-branded versions of the Company's website. The Company recognizes its share of the net revenues from the advertisements when the advertisements have been delivered, and the fees are fixed, determinable and collectible. All advertising revenues are derived from cash transactions with third parties.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Cash equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Advertising expense

  The Company expenses advertising costs as incurred. Advertising expenses for 1998 and 1999 were $7,000 and $797,000, respectively. There were no advertising costs incurred in 1997.

 Fair value of financial instruments

  The reported amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions.

 Property and equipment

  Property and equipment and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years, or the lease term of the respective assets, if shorter.

 Intangible assets

  Intangible assets consist of the technology acquired from InGenius (see Note
3), which is being amortized from the date of acquisition using the straight-line method over the expected period of benefit, estimated at three years. The Company assesses the recoverability of intangibles as well as other long-lived assets, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires the Company to review the carrying value of an asset for impairment whenever events or changes in circumstances indicate that the carrying value of an asset might not be recoverable. When such an event occurs, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the expected undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss is recognized.

 Income taxes

  Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Product development

  Product development costs and costs incurred in the design, creation, and maintenance of content, graphics and user interface of the Company's websites are expensed as incurred in accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Costs incurred in the development of underlying functionality, software development tools and infrastructure of the websites are capitalized and amortized over the useful life of the websites. In 1999 the Company capitalized $446,000 of such costs.

 Stock-based compensation

  The Company accounts for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and provides pro forma disclosures as required under SFAS No. 123 "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. Stock, stock options and warrants for stock issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

 Business segments

  The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly held companies to report financial and other information about key revenue segments of the entity for which this information is available and is utilized by the chief operating decision maker. The Company conducts its business within one business segment within the United States.

 Comprehensive income

  The Company follows SFAS No. 130, "Reporting Comprehensive Income," SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net loss and its comprehensive loss for any of the periods presented in the accompanying consolidated statements of operations.

 Net loss per common share

  Basic net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss attributed to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of preferred stock, are included in the diluted net loss per common share calculation to the extent these shares are dilutive.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows:

                                              Year Ended December 31,
                                        --------------------------------------
                                           1997         1998          1999
                                        -----------  -----------  ------------
   Numerator
     Net loss attributable to common
      shareholders....................  $(1,181,000) $(3,851,000) $(33,120,000)
                                        ===========  ===========  ============
   Denominator
     Weighted average common shares...    4,213,562    6,187,626     8,061,746
     Weighted average unvested common
      shares subject to repurchase....          --           --       (312,783)
                                        -----------  -----------  ------------
     Denominator for basic and diluted
      calculation.....................    4,213,562    6,187,626     7,748,963
                                        -----------  -----------  ------------
     Basic and diluted net loss per
      common share....................  $      (.28) $      (.62) $      (4.27)
                                        ===========  ===========  ============

  The following weighted average common equivalent shares have not been included in the calculation of diluted earnings per share because they are anti-dilutive.

                                                     Year Ended December 31,
                                                   ---------------------------
                                                    1997     1998      1999
                                                   ------- --------- ---------
   Options to purchase common stock............... 582,293 1,718,153 2,028,559
   Warrant to purchase convertible preferred
    stock.........................................     --     14,880    71,770
                                                   ------- --------- ---------
                                                   582,293 1,733,033 2,100,329
                                                   ======= ========= =========

3. Acquisition of InGenius Technologies, Inc.

  Effective October 22, 1999, the Company acquired InGenius Technologies Inc. ("InGenius"). The total acquisition cost of $2,774,000 was paid in cash. The acquisition was accounted for using the purchase method. Accordingly, the results of operations for InGenius have been included in the Company's consolidated statement of operations only from the date of acquisition.

  The purchase price was allocated to the acquired assets based on fair values as follows (in thousands):

   Net liabilities...................................................... $   (2)
   Acquired technology..................................................  2,776
                                                                         ------
     Total.............................................................. $2,774
                                                                         ======

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The following unaudited pro forma consolidated financial information presents the combined results of operations of the Company and InGenius as if the acquisition had occurred on January 1, 1999, after giving effect to certain adjustments, principally amortization of intangibles. This unaudited pro forma consolidated financial information does not necessarily reflect the results of operations that would have occurred had the acquisition been completed on January 1, 1999 (in thousands, except per share amounts).

   Revenues.......................................................... $    620
                                                                      ========
   Net loss attributable to common stockholders...................... $(34,465)
                                                                      ========
   Basic and diluted net loss per common share....................... $  (4.45)
                                                                      ========

4. Supplemental Noncash Investing And Financing Activity

                                                               Year Ended
                                                              December 31,
                                                          --------------------
                                                           1997   1998   1999
                                                          ------ ------ ------
                                                             (in thousands)
   Noncash investing activity
   Acquisition of property and equipment under capital
    leases............................................... $   24 $  --  $  --

   Noncash financing activity
   Conversion of notes payable into preferred stock--
    Series A............................................. $  --  $1,869 $  --
   Conversion of notes payable and accrued interest into
    common stock......................................... $  --  $  296 $  --
   Issuance of common stock in exchange for stockholder
    notes receivable..................................... $  --  $  --  $1,461
   Stock-based compensation relating to employee option
    grants............................................... $  --  $  --  $7,478

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


5. Balance Sheet Components

                                                                  December 31,
                                                                  -------------
                                                                  1998    1999
                                                                  -----  ------
                                                                      (in
                                                                   thousands)
   Property and equipment
   Computer equipment and software............................... $ 463  $  987
   Furniture and fixtures........................................    62     214
   Leasehold improvements........................................     9      59
   Internally developed software.................................   --      446
                                                                  -----  ------
                                                                    534   1,706
   Less: accumulated depreciation and amortization...............  (111)   (369)
                                                                  -----  ------
                                                                  $ 423  $1,337
                                                                  =====  ======


  Property and equipment includes $24,000 and $41,000 of computer equipment and software under capital leases at December 31, 1998 and 1999, respectively.
Accumulated amortization of assets under capital leases totaled $10,000 and $13,000 at December 31, 1998 and 1999, respectively.

                                                                  December 31,
                                                                  -------------
                                                                  1998    1999
                                                                  -----  ------
                                                                      (in
                                                                   thousands)
   Prepaid expenses and other current assets
   Prepaid advertising........................................... $ --   $  424
   Prepaid software license/search services......................   336     249
   Prepaid expenses and other current assets.....................    40     126
                                                                  -----  ------
                                                                  $ 376  $  799
                                                                  =====  ======

                                                                  December 31,
                                                                  -------------
                                                                  1998    1999
                                                                  -----  ------
                                                                      (in
                                                                   thousands)
   Intangibles
   Acquired technology........................................... $  --  $2,776
   Less: accumulated amortization................................          (157)
                                                                  -----  ------
                                                                  $  --  $2,619
                                                                  =====  ======


                                                                     December
                                                                        31,
                                                                    -----------
                                                                    1998  1999
                                                                    ----- -----
                                                                        (in
                                                                    thousands)
   Accrued liabilities
   Compensation and benefits....................................... $   2 $ 120
   Service and support costs.......................................   300   260
   Other...........................................................    54   118
                                                                    ----- -----
                                                                     $356 $ 498
                                                                    ===== =====

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6. Income Taxes

  No provision for federal or state income taxes has been recorded for the years ended December 31, 1996 through December 31, 1999 as the Company incurred net operating losses, the benefit of which has been offset by a valuation allowance as described below.

  Temporary differences which gave rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                         Year Ended December
                                                                 31,
                                                        -----------------------
                                                        1997    1998     1999
                                                        -----  -------  -------
   Net operating loss.................................. $ 400  $ 1,601  $ 4,978
   Research and development credits....................   --       --       341
   Other...............................................   --       --       253
                                                        -----  -------  -------
                                                          400    1,601    5,572
   Valuation allowance.................................  (400)  (1,601)  (5,572)
                                                        -----  -------  -------
                                                        $ --   $   --   $   --
                                                        =====  =======  =======

  Due to uncertainty of realizing the benefits of the deferred tax assets as the Company has provided a full valuation allowance against its net deferred tax assets. The valuation allowance increased by $1,201,000 and $3,971,000 during 1998 and 1999, respectively.

  The difference between the Company's effective income tax rate and the federal statutory rate is as follows (in thousands):

                                                               December 31,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
   Statutory tax benefit..................................... $(1,309) $(3,860)
   State taxes, net of federal benefit.......................     --      (480)
   Permanent differences.....................................     --     1,057
   Research and development costs............................     --      (175)
   Change in valuation allowance.............................   1,201    3,971
   Other.....................................................     108     (513)
                                                              -------  -------
                                                              $   --   $   --
                                                              =======  =======

  At December 31, 1999, the Company had net operating loss carryforwards of approximately $12,488,000 and $12,541,000 for Federal and California purposes, respectively, available to reduce future taxable income, if any. These carryforwards expire through 2019 and 2004 for Federal and California purposes, respectively, if not utilized beforehand.

  At December 31, 1999, the Company had research and development credit carryforwards of approximately $235,000 and $162,000 for Federal and California income tax purposes, respectively. The research and development credit carryforwards expire beginning in the year 2018.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has a change in ownership, utilization of the carryforwards could be restricted.

7. Borrowings

  In June 1998, the Company signed an agreement with a bank for a $750,000 revolving credit line which expired in December 1999. Borrowings under the credit agreement were at the bank's prime rate, and were collateralized by substantially all of the Company's assets. All advances under the credit agreement were repaid by December 4, 1999.

8. Commitments

 Leases

  The Company leases office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2003. Rent expense for the period from October 4, 1996 (Inception) through December 31, 1997, and the years ended December 31, 1998, and 1999 was $66,000, $88,000, and $250,000,
respectively.

  Future minimum lease payments at December 31, 1999 under non-cancelable operating and capital leases are as follows:

                                                                  Year Ending
                                                                 December 31,
                                                               -----------------
                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
                                                                (in thousands)
   2000.......................................................   $14     $304
   2001.......................................................     8      298
   2002.......................................................     6      298
   2003.......................................................    --       99
                                                                 ---     ----
   Total minimum lease payments...............................    28     $999
                                                                         ====
   Less: amount representing interest.........................     4
                                                                 ---
   Present value of capital lease obligations.................    24
   Less: current portion......................................    11
                                                                 ---
   Long-term portion of capital lease obligations.............   $13
                                                                 ===

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


9. Redeemable Convertible Preferred Stock

  Redeemable Convertible Preferred Stock at December 31, 1999 consists of the following:

                                                                      Proceeds
                                          Shares                       Net of
                                  ---------------------- Liquidation  Issuance
   Series                         Authorized Outstanding   Amount       Costs
   ------                         ---------- ----------- ----------- -----------
    A............................  8,300,000  8,124,538  $ 7,068,000 $ 7,000,000
    B............................  2,500,000  2,194,666    2,818,000   2,809,000
    C............................  3,500,000  2,898,706    4,580,000   4,525,000
    D............................ 16,500,000 11,903,423   25,473,000  23,233,000
                                  ---------- ----------  ----------- -----------
      Total...................... 30,800,000 25,121,333  $39,939,000 $37,567,000
                                  ========== ==========  =========== ===========

  The holders of Redeemable Convertible Preferred Stock have various rights and preferences as follows:

 Voting

  Each share of Redeemable Convertible Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

 Dividends

  Holders of Series A, Series B, Series C, and Series D Redeemable Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.087 per share, $0.1284 per share, $0.158 per share, and $0.214 per share, respectively, when and if declared by the Board of Directors. No dividends on Redeemable Convertible Preferred Stock or common stock have been declared by the Board through December 31, 1999.

 Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets, the holders of Series A, Series B, Series C, and Series D Redeemable Convertible Preferred Stock are entitled to receive an amount of $0.87 per share, $1.284 per share, $1.58 per share, and $2.14 per share, respectively, plus any declared but unpaid dividends, prior to and in preference to any distribution to the holders of common stock. Should the Company's legally available assets be insufficient to satisfy these liquidation preferences, the funds will be distributed ratably among the Series A, Series B, Series C, and Series D Redeemable Convertible Preferred stockholders. Upon completion of the distribution to the Redeemable Convertible Preferred stockholders, any assets remaining in the Company shall be distributed to the holders of the common stock.

 Conversion

  Each share of Redeemable Convertible Preferred Stock is convertible into common stock at the option of the holder, according to a stated conversion ratio, subject to adjustment for dilution. Each

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

share of Redeemable Convertible Preferred Stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of common stock at a per share price of at least $4.00 with gross proceeds of at least $15,000,000, or (2) the consent of the holders of at least 65% of the Redeemable Convertible Preferred Stock.

 Redemption

  Series A, Series B, Series C, and Series D Redeemable Convertible Preferred Stock is redeemable, at the sole discretion of the individual holders, at any time beginning in April 2003. The redemption price shall be an amount per share equal to the higher of (1) $0.87, $1.284, $1.58, and $2.14, respectively, as adjusted for stock dividends, stock splits, combinations and recapitalizations or (2) the fair value of each share of Redeemable Convertible Preferred Stock, as determined in good faith by the Company's Board of Directors.

  At December 31, 1999, the Company had sufficient shares of Common Stock reserved for the conversion of the Redeemable Convertible Preferred Stock.

 Preferred Stock Accretion

  Shares of Series A, B, C, and D Redeemable Convertible Preferred Stock are redeemable at the higher of the original issuance price or the fair market value as determined by the Board of Directors at or any time after April, 2003. Accordingly, the Company has valued the Redeemable Convertible Preferred Stock at its fair value at the end of each period presented, with the periodic differences recorded as preferred stock accretion. The Company recorded preferred stock accretion of $13,820,000 for the year ended December 31, 1999 based on $2.14 per share being the estimated fair market values of shares of such stock at December 31, 1999.

 Beneficial conversion

  The Company issued 5,345,789, 3,810,221 and 2,747,413 shares of Series D Preferred Stock in October, November and December, 1999, respectively. All shares were issued at $2.14 per share. In connection with the Company's Initial Public Offering the fair value of the Company's common stock into which the preferred stock is convertible in November and December was deemed to be in excess of the price paid for the preferred shares. Accordingly, the Company has recorded a dividend of $7,950,000 representing the difference between the cash proceeds and the deemed fair market value of the common stock into which the preferred stock is convertible, in accordance with EITF Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Continently Adjustable Conversion Ratios."

 Warrants for convertible preferred stock

  In June 1998, the Company granted a fully exercisable warrant to purchase 25,862 shares of Series A Redeemable Convertible Preferred Stock for $0.87 per share in connection with a line of credit arrangement with a bank. Such warrants are outstanding at December 31, 1999 and expire in June 2003. Using the Black-Scholes Model, the Company determined that the fair value of the warrant was insignificant at the date of grant.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  In October, November, and December 1999, the Company granted fully exercisable warrants to purchase 357,101 shares of Series D Redeemable Convertible Preferred Stock for $2.14 per share in connection with the Series D placement. The fair value of the warrants, $936,000, was determined by the Black-Scholes Model applying an expected life of 10 years, a weighted average risk-free interest rate of 6.11%, an expected dividend yield of zero percent and a volatility of 50%, and was charged to cost of financing. Such warrants are outstanding at December 31, 1999 and expire in the fourth quarter of 2009.

10. Common Stock

  At December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:

   Conversion of preferred stock:
     Series A.......................................................  8,300,000
     Series B.......................................................  2,500,000
     Series C.......................................................  3,500,000
     Series D....................................................... 16,500,000
   Exercise of options..............................................  4,772,115
   Exercise of warrants.............................................    382,963
                                                                     ----------
                                                                     35,955,078
                                                                     ==========

  The Company had not declared or paid any cash dividends as of December 31, 1999.

11. Stock Options

 Stock Option Plans

  Under the Company's 1996 and 1999 Stock Plans (the "Plans"), the Company may grant stock options to employees and consultants of the Company. Options granted under the Plans may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 4,772,115 shares of Common Stock for issuance under the plans.

  Options under the Plans may be granted for periods of up to ten years provided that (i) the exercise price of an ISO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options granted under the Plans generally vest ratably over four years. The Company has certain repurchase rights and rights of first refusal on 1.7 million shares purchased under the Plans at December 31, 1999.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Activity under the Plans is as follows:

                                                                    Weighted
                                      Shares           Shares       Average
                                available for grant under option Exercise Price
                                ------------------- ------------ --------------
  Shares reserved for
   issuance....................      2,000,000             --
  Options granted..............     (1,871,045)      1,871,045       $0.10
  Options cancelled............        275,000        (275,000)      $0.10
                                    ----------       ---------
Balance at December 31, 1997...        403,955       1,596,045       $0.10
                                    ----------       ---------
  Additional shares reserved...      2,125,000             --
  Options granted..............     (1,479,132)      1,479,132       $0.10
  Options exercised............            --         (357,000)      $0.10
  Options cancelled............        240,477        (240,477)      $0.10
                                    ----------       ---------
Balance at December 31, 1998...      1,290,300       2,477,700       $0.10
                                    ----------       ---------
  Additional shares reserved...      3,500,000             --
  Options granted..............     (2,024,051)      2,024,051       $0.71
  Restricted stock granted
   under the Plans.............     (2,100,029)            --
  Options exercised............            --         (327,011)      $0.11
  Options cancelled............        118,748        (187,373)      $0.36
                                    ----------       ---------
Balance at December 31, 1999...        784,968       3,987,367       $0.40
                                    ==========       =========

  The following table summarizes information with respect to stock options outstanding at December 31, 1999:

                               Weighted
                                Average      Weighted                 Weighted
                               Remaining     Average    Exercisable   Average
   Exercise      Number       Contractual    Exercise     Number      Exercise
     Price     Outstanding   Life in Years    Price     Outstanding    Price
   ---------   -----------   -------------   --------   -----------   --------
   $     .10    2,334,209           8         $ .10      1,439,749     $ .10
         .30      684,000         9.4           .30         68,750       .30
         .80      179,520         9.6           .80         10,357       .80
        1.25      789,638         9.8          1.25         52,492      1.25
   ---------    ---------        ----         -----      ---------     -----
   $.10-1.25    3,987,367        8.75         $ .40      1,571,348     $ .40
                =========                                =========

 Deferred Stock-Based Compensation

  In connection with certain employee and non-employee stock option grants during 1999, the Company recorded deferred stock-based compensation totaling $7,478,000 which is being amortized over the vesting periods of the related options, generally four years. Amortization of this stock-based compensation during 1999 totaled approximately $3,052,000.

  The balance of the stock-based compensation recorded through December 31, 1999 will be amortized as follows: $2,661,000 in 2000; $1,160,000 in 2001;
$495,000 in 2002; and $110,000 in 2003.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Minimum value disclosures

  Had compensation cost for the Company's stock-based compensation plan been determined based on the minimum value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                             Year Ended December 31,
                                       --------------------------------------
                                          1997         1998          1999
                                       -----------  -----------  ------------
   Net loss to common stockholders
     As reported...................... $(1,181,000) $(3,851,000) $(33,120,000)
                                       ===========  ===========  ============
     Pro forma........................ $(1,181,000) $(3,865,000) $(33,145,000)
                                       ===========  ===========  ============
   Basic and diluted net loss per
    common share...................... $     (0.28) $     (0.62) $      (4.27)
                                       ===========  ===========  ============
   Basic and diluted net loss per
    common share--pro forma........... $     (0.28) $     (0.62) $      (4.28)
                                       ===========  ===========  ============

  The Company calculated the value of each option on the date of grant using the minimum value pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of five years; risk free interest rate of 5.5%, 5.7%, and 5.57% for the period from October 4, 1996 (inception) through December 31, 1997, the year ended December 31, 1998 and the year ended December 31, 1999, respectively. The weighted average minimum value of options granted during the period from October 4, 1996 (inception) through December 31, 1997, the year ended December 31, 1998, and the year ended December 31, 1999 was $0.02, $0.03 and $0.49, respectively.

13. 401(k) Plan

  Effective January 1, 1998, the Company adopted the Aeneid Corporation 401(k) Savings and Retirement Plan (the "401(k) Plan") that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed $10,000 per year. The Company, at its discretion, may make contributions for the benefit of eligible employees. The Company has made no contributions through December 31, 1999.

14. Notes Receivable

  In 1999, the Company advanced the Chairman and Founder $500,000 collateralized by shares of common stock of the Company. Interest is 5.41% per annum, compounded monthly. The note, plus any accrued, but unpaid interest, is due and payable October 2002.

  On April 10, 1999, in connection with the purchase of common stock by an employee, the Company received a full-recourse promissory note in amount of $48,747, collateralized by the stock purchased. Interest is 5.28% per annum, compounded annually. Principal and interest are due and payable on April 30, 2004.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  On November 1, 1999 in connection with the purchase of common stock by the Company's chief executive officer, the company received a full-recourse promissory note in the amount of $1,412,041, with interest at 6.08% per annum, compounded annually. The note is collateralized by the stock purchased, and the principal and any accrued but unpaid interest are due and payable on November 1, 2004.

15. Concentrations and Major Customers

  In 1999, one customer accounted for 49% of net revenues; one other customer accounted for 100% of net revenues in 1998 and 35% in 1999.

16. Subsequent Events

  In January, 2000 the Company issued 3,266,910 shares of Series D Preferred Stock at $2.14 per share. A beneficial conversion dividend of approximately $6.6 million will be recorded in the first quarter of 2000 in connection with such issuance.

  In addition, as part of the preferred stock issuance the Company granted 69,969 warrants to purchase Series D preferred stock for $2.14 per share. The fair value of the warrants is estimated at $331,000 using the Black-Scholes Model applying an expected life of 10 years, a weighted average risk free interest rate of 5.50%, an expected dividend yield of zero percent and a volatility of 50%. The cost will be charged to cost of financing. The warrants expire in January 2010.

  In April 2000, the Board of Directors authorized the filing of a registration statement on Form S-1 for an Initial Public Offering ("IPO") of the Company's common stock.

17. Pro Forma Net Loss Per Common Share and Pro Forma Stockholders' Equity (Unaudited)

  Upon the closing the Company's IPO, the outstanding convertible preferred stock at December 31, 1999 will be automatically converted into 25,121,333 shares of common stock. The pro forma effect of this conversion has been presented as a separate column in the Company's consolidated balance sheet, as if the conversion had occurred at December 31, 1999.

  Pro forma basic and diluted net loss per common share for the year ended December 31,1999 has been computed using the weighted average number of common shares outstanding, plus the effect of the conversion of preferred stock into common stock on an as-if converted basis. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants, are not included in diluted net common loss per share as such shares are antidilutive.

                                EoEXCHANGE, INC.
                         (Formerly Aeneid Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net loss per common share follows (in thousands, except per share amounts):

                                                                    Year Ended
                                                                   December 31,
                                                                       1999
                                                                   ------------
   Net loss, attributable to common stockholders.................    $(33,120)
                                                                     ========
   Shares used in computing basic and diluted net loss per common
    share........................................................       7,749
   Adjusted to reflect the effect of the assumed conversion of convertible preferred stock from the date of issuance:
     Series A convertible preferred stock........................       8,125
     Series B convertible preferred stock........................       1,750
     Series C convertible preferred stock........................         770
     Series D convertible preferred stock........................       1,530
                                                                     --------
   Weighted averages shares used in computing pro forma basic and
    diluted net loss per common share............................      19,924
                                                                     ========
   Pro forma basic and diluted net loss per common share.........    $  (1.66)
                                                                     ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of InGenius Technologies, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of InGenius Technologies, Inc. at October 22, 1999 and the results of its operations and its cash flows for the period from January 1, 1999 through October 22, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

  As described in Note 9, Aeneid Corporation purchased 100% of the stock of InGenius Technologies, Inc., effective October 22, 1999.

PricewaterhouseCoopers LLP

March 21, 2000
San Francisco, California

                          INGENIUS TECHNOLOGIES, INC.

                                 BALANCE SHEET

                             As of October 22, 1999

ASSETS
Current assets:
  Cash and cash equivalents....................................... $    64,163
  Accounts receivable, net of allowance for doubtful accounts of
   $1,573.........................................................      26,134
  Prepaid expenses and other current assets ......................       1,005
                                                                   -----------
    Total current assets..........................................      91,302
Property and equipment, net.......................................      24,391
                                                                   -----------
    Total assets.................................................. $   115,693
                                                                   ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued liabilities........................ $    88,040
  Accrued payroll.................................................       4,909
  Interest payable................................................       5,833
  Capital lease obligations, current..............................       8,603
  Advance from Aeneid Corporation.................................     100,000
  Convertible loan payable........................................     200,000
                                                                   -----------
    Total current liabilities.....................................     407,385
Capital lease obligations, net of current portion.................      10,468
                                                                   -----------
    Total liabilities.............................................     417,853
                                                                   -----------

Commitments (Note 8)

Stockholders' deficit:
  Common stock, $1 par value; 60,000 shares authorized; 53,915
   shares issued and outstanding..................................      53,915
  Additional paid-in capital......................................     692,835
  Stock-based compensation........................................     169,020
  Accumulated deficit.............................................  (1,217,930)
                                                                   -----------
    Total stockholders' deficit...................................    (302,160)
                                                                   -----------
    Total liabilities and stockholders' deficit................... $   115,693
                                                                   ===========


   The accompanying notes are an integral part of these financial statements.

                          INGENIOUS TECHNOLOGIES, INC.

                            STATEMENT OF OPERATIONS

          For the period from January 1, 1999 through October 22, 1999

Revenue:
  Net revenue....................................................... $  123,655
  Cost of revenue...................................................    119,942
                                                                     ----------
    Gross profit....................................................      3,713
                                                                     ----------
Operating expenses:
  Consulting services...............................................    132,242
  General and administrative........................................    253,133
                                                                     ----------
    Total operating expenses........................................    385,375
                                                                     ----------
Loss from operations................................................  (381,662)
Interest expense, net...............................................  (156,888)
                                                                     ----------
Net loss............................................................ $(538,550)
                                                                     ==========



   The accompanying notes are an integral part of these financial statements.

                          INGENIUS TECHNOLOGIES, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

          For the period from January 1, 1999 through October 22, 1999

                           Common stock   Additional
                         ----------------  paid-in   Stock-based  Accumulated
                         Shares Par value  capital   compensation   deficit      Total
                         ------ --------- ---------- ------------ -----------  ---------
Balance at December 31,
 1998................... 53,915  $53,915   $499,710    $    --    $  (679,380) $(125,755)
Value of options issued
 for:
  Services..............                                112,680                  112,680
  Consulting............                                 56,340                   56,340
Forgiveness of accrued
 payroll liability by
 shareholders...........    --       --     193,125         --            --     193,125
Net loss................    --       --         --          --       (538,550)  (538,550)
                         ------  -------   --------    --------   -----------  ---------
Balance at October 22,
 1999................... 53,915  $53,915   $692,835    $169,020   $(1,217,930) $(302,160)
                         ======  =======   ========    ========   ===========  =========



   The accompanying notes are an integral part of these financial statements.

                          INGENIUS TECHNOLOGIES, INC.

                            STATEMENT OF CASH FLOWS

          For the period from January 1, 1999 through October 22, 1999

Cash flows from operating activities:
Net loss........................................................... $(538,550)
Adjustments to reconcile net loss to net cash used in operating activities:
  Allowance for doubtful accounts..................................     1,573
  Options issued...................................................   169,020
  Accretion in value of convertible loan...........................   150,000
  Depreciation.....................................................     9,030
  Changes in assets and liabilities:
    Increase in accounts receivable................................   (10,455)
    Increase in prepaid expenses and other current assets..........      (157)
    Increase in accounts payable and accrued liabilities...........    71,531
    Increase in accrued payroll....................................    54,875
    Increase in interest payable...................................     5,833
                                                                    ---------
      Net cash used in operating activities........................   (87,300)
                                                                    ---------
Cash flows from financing activities:
Proceeds from issuance of note payable.............................    50,000
Proceeds from deferred advance.....................................   100,000
Payments on capital lease obligations..............................      (823)
                                                                    ---------
      Net cash provided by financing activities....................   149,177
                                                                    ---------
Net increase in cash and cash equivalents..........................    61,877
Cash and cash equivalents, beginning of period.....................     2,286
                                                                    ---------
Cash and cash equivalents, end of period........................... $  64,163
                                                                    =========


   The accompanying notes are an integral part of these financial statements.

                          INGENIUS TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of the Business

  InGenius Technologies, Inc. (the "Company") was incorporated on August 8, 1996 as a Michigan profit corporation. The Company provides change monitoring services which allow customers to monitor web-sites to identify substantive changes, and to be notified electronically of such changes.

2. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents.

 Fair Value of Financial Instruments

  The reported amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying values of convertible loan payable approximate fair value.

 Significant Customers

  For the period from January 1, 1999 through October 22, 1999, four customers accounted for 45.3%, 14.4%, 12.5% and 10.2% of the Company's revenue.

  Four of these customers accounted for 38.7%, 19.4%, 19.4% and 13.4% of the Company's accounts receivable at October 22, 1999.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated on the straight-line basis over their estimated useful lives of three years. Property and equipment held under capital leases, which involve a transfer of ownership, are amortized over the estimated useful life of the asset of three years, or the life of the lease, if shorter. Major additions and improvements are capitalized, while maintenance and repairs that do not improve or extend the life of the assets are charged to operations. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

                          INGENIUS TECHNOLOGIES, INC.

 Software Development Costs

  Costs associated with the development of computer software are expensed prior to establishment of technological feasibility and capitalized thereafter until the product is available for general release to customers. No software development costs were capitalized during the period from January 1, 1999 through October 22, 1999 since costs incurred subsequent to establishment of technological feasibility were not significant.

 Revenue Recognition

  Revenue from services is recognized monthly as the service is provided. Revenue from the set-up of a customer's account is recognized over the estimated life of the customer relationship.

 Accounting for Stock-Based Compensation

  Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to nonemployees are accounted for under the provisions of SFAS No. 123.

 Income Taxes

  Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

3. Balance Sheet

 Property and Equipment

   Computer equipment................................................. $ 46,882
   Less--accumulated depreciation.....................................  (22,491)
                                                                       --------
                                                                       $ 24,391
                                                                       ========

  At October 22, 1999, property and equipment under capital leases consisted of computer equipment with a cost basis of $20,287. Accumulated amortization of property and equipment under capital leases totaled $1,856 at October 22, 1999.

4. Convertible Loan

  In May 1999, a shareholder loaned the Company $50,000 pending receipt of permanent funding. The loan is senior to all other indebtedness of the Company, excluding trade debts, and provides for an interest rate of 7% per annum, with all interest accumulating until the note is paid or converted. The loan is convertible, at the option of the holder, into either special convertible preferred stock or another form of a convertible loan after a subsequent equity or debt financing of a specified level.

                          INGENIUS TECHNOLOGIES, INC.

Upon conversion, the value of the preferred stock or convertible loan becomes four times the initial loan amount. The loan is immediately convertible, at the option of the holder, prior to a publicly underwritten equity offering, or upon a sale of the Company approved by a majority of its shareholders.

  As described in Note 9, Aeneid Corporation purchased the Company on October 22, 1999. The investor elected to convert the amount into a convertible loan with an amount due of $200,000. The increase in the loan value was recorded as interest expense.

5. Deferred Advance

  In June 1999, the Company received a $100,000 nonrefundable deposit from Aeneid Corporation. The deposit was given in anticipation of the acquisition of the Company.

6. Stock Options

  In June 1999, the Company issued an option to purchase 3,000 shares of the Company's common stock at $1 per share. For financial reporting purposes, the fair value of the stock exceeded the exercise price. As a result compensation expense of $112,680 has been recorded in the period. The options fully vested at October 22, 1999 as a result of the Company's acquisition by Aeneid Corporation.

  The pro-forma loss under the provisions of SFAS No. 123 is $541,550, using the following assumptions:

       Risk free interest rate.........................................   5.09%
       Dividend yield..................................................   0.00%
       Weighted average life........................................... 6 months

  In June 1999, the Company issued an option to purchase 3,000 shares of the Company's common stock for 50% of the estimated fair value per share. The options, issued in exchange for services provided, were exercisable immediately. The value of the compensation, $56,340, was charged to expense and calculated using the Black Scholes Model with the following assumptions: no dividend yield, a risk free interest rate of 5.09% volatility of 50% and an expected term of three months.

7. Income Taxes

  For the period from January 1, 1999 through October 22, 1999, no provision for income taxes has been recorded as the Company incurred net operating losses. Temporary differences that gave rise to significant portions of deferred tax assets and liabilities are as follows.

   Net operating loss carryforwards.................................. $ 234,097
   Depreciation and amortization.....................................   (11,292)
   Accrued liabilities...............................................       558
   Deferred compensation.............................................    59,921
                                                                      ---------
   Net deferred tax assets...........................................   283,284
   Deferred tax asset valuation allowance............................  (283,284)
                                                                      ---------
                                                                      $     --
                                                                      =========

                          INGENIUS TECHNOLOGIES, INC.

  The Company has provided a valuation allowance for the net deferred tax assets since realization of any future benefit is not assured at October 22, 1999. The valuation allowance increased $184,742 during the period from January 1, 1999 through October 22, 1999.

  The difference between the Company's effective income tax rate and the federal statutory rate is as follows:

   Statutory tax benefit............................................... (34.00)%
   State taxes, net of federal benefit.................................  (1.45)%
   Change in valuation allowance.......................................  34.30 %
   Other...............................................................   1.15 %

  At October 22, 1999, the Company had net operating loss carryforwards of approximately $689,000 for federal purposes available to reduce future taxable income, if any. These carryforwards expire in 2019 if not used beforehand.

  Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating loss carryforwards and research and development credit carryforwards which can be used in future years.

8. Commitments

  The Company leases certain computer equipment under three year noncancelable capital leases.

  Future minimum lease payments under capital leases at October 22, 1999 are as follows:

                                                                        Capital
   Year ending October 22,                                              leases
   -----------------------                                              -------
   2000................................................................ $ 8,603
   2001................................................................   8,603
   2002................................................................   6,260
                                                                        -------
   Less: portion representing interest.................................  (4,395)
                                                                        -------
                                                                        $19,071
                                                                        =======

9. Subsequent Event

  Effective October 22, 1999, the Company was purchased by Aeneid Corporation for $2.7 million in cash.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  Effective October 22, 1999, EoExchange, Inc. (formerly Aeneid Corporation) (the "Company") acquired 100% of the stock of InGenius Technologies, Inc. ("InGenius"). The transaction was accounted for using the purchase method of accounting and the results of InGenius were included in the results of the Company from October 22, 1999, the effective date of the transaction.

  The following unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1999 gives effect to the acquisition by the Company of InGenius as if it had occurred on January 1, 1999. The statement has been derived from the statement of operations of the Company for the year ended December 31, 1999 and the statement of operations of InGenius for the period from January 1, 1999 through October 22, 1999, both appearing elsewhere in this Prospectus. The unaudited pro forma financial data is not necessarily indicative of the results of operations of the Company, had the transactions assumed therein occurred at the beginning of the period presented, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The unaudited Pro Forma Combined Statement of Operations should be read in conjunction with the historical financial statements and notes thereto of the Company and InGenius included elsewhere in this Prospectus.

                                EoEXCHANGE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          Year ended December 31, 1999
                    (in thousands, except per share amounts)

                             EoExchange    InGenius For
                            For the Year the Period From        Pro Forma
                               Ended     January 1, 1999  ---------------------
                            December 31,     through      Acquisition
                                1999     October 22, 1999 Adjustments Combined
                            ------------ ---------------- ----------- ---------
Revenues..................   $     496        $ 124          $ --     $     620
Cost of revenues..........       1,599          120             13        1,732
                             ---------        -----          -----    ---------
    Gross profit (loss)...      (1,103)           4            (13)      (1,112)
                             ---------        -----          -----    ---------
Operating expenses
  Research and
   development............       1,964          110              7        2,081
  Sales and marketing.....       3,263           76            --         3,339
  General and
   administrative.........       1,715           67             15        1,797
  Depreciation and
   amortization...........         415            9            771        1,195
  Stock-based
   compensation...........       3,052          124            --         3,176
                             ---------        -----          -----    ---------
    Total operating
     expenses.............      10,409          386            793       11,588
                             ---------        -----          -----    ---------
    Loss from operations..     (11,512)        (382)          (806)     (12,700)
                             ---------        -----          -----    ---------
Interest income...........         214          --             --           214
Interest expense..........         (52)        (157)           --          (209)
                             ---------        -----          -----    ---------
    Net loss..............     (11,350)        (539)          (806)     (12,695)
Dividend and accretion
 attributable to preferred
 stockholders.............     (21,770)         --             --       (21,770)
                             ---------        -----          -----    ---------
    Net loss attributable
     to common
     stockholders.........   $ (33,120)       $(539)         $(806)   $ (34,465)
                             =========        =====          =====    =========
Basic and diluted net loss
 per common share.........   $   (4.27)                               $   (4.45)
                             =========                                =========
Shares used in calculating
 basic and diluted net
 loss per common share....   7,748,963                                7,748,963
                             =========                                =========

                                EoEXCHANGE, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Note A--Amortization of Intangibles

  Reflects additional amortization expense from January 1, 1999 related to the intangibles acquired in the purchase of InGenius. Acquired technology is being amortized over a period of three years.

Note B--Additional Compensation Cost

  Reflects additional compensation cost from January 1, 1999 related to the employment agreements signed with two former InGenius founders.

Note C--Allocation of Purchase Price to Intangible Assets

  The purchase price of InGenius was allocated to tangible net assets and identifiable intangible assets. The fair value of tangible assets approximated their historical book value at October 22, 1999. The identifiable intangible asset of $2,776,000 was allocated to acquired technology and is being amortized over an estimated life of three years.

Note D--Unaudited Pro Forma Combined Net Loss Per Share

  Pro forma net loss reflects the impact of the adjustments above. Basic and diluted net loss per common share (pro forma) is computed using EoExchange's weighted-average number of shares of common stock outstanding.

                               [EOEXCHANGE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The expenses to be paid by the Registrant in connection with the distribution of the securities being registered are as set forth in the following table:

   Securities and Exchange Commission Fee.............................. $18,216
   NASD Filing Fee.....................................................   7,400
   Nasdaq National Market Listing Fee..................................
   *Legal Fees and Expenses............................................
   *Accounting Fees and Expenses.......................................
   *Printing Expenses..................................................
   *Blue Sky Fees and Expenses.........................................
   *Registrar and Transfer Agent Fees and Expenses.....................
   *Miscellaneous......................................................
                                                                        -------
     *Total............................................................ $   --
                                                                        =======

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

  In addition, as permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

    (1) the Registrant will indemnify each of our directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent;

    (2) the Registrant will have the power to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent;

    (3) the Registrant will pay expenses incurred in defending any action or proceeding for which indemnification is required or permitted by the Bylaws in advance of final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if ultimately he is not entitled to indemnification; and

    (4) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees.

  We have entered into indemnification agreements with each of our directors and officers.

  The Bylaws permit the Registrant to purchase and maintain director and officer liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of Delaware.

  The Registrant has obtained a policy of directors' and officers' liability insurance for its directors and officers to insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 15. Recent Sales of Unregistered Securities

  Since April 1, 1997, the Registrant has issued and sold unregistered securities as follows:

    (1) The Registrant issued an aggregate of 3,266,910 shares of Series D preferred stock in a private placement on January 21, 2000. The consideration received for such shares was $6,991,187.40.

    (2) The Registrant issued a warrant to purchase 69,969 shares of Series D preferred stock at an aggregate purchase price of $149,733.66 on January 21, 2000.

    (3) The Registrant issued an aggregate of 2,747,413 shares of Series D preferred stock in a private placement on December 23, 1999. The consideration received for such shares was $5,879,468.82.

    (4) The Registrant issued a warrant to purchase 82,422 shares of Series D preferred stock at an aggregate purchase price of $176,383.08 on December 23, 1999.

    (5) The Registrant issued an aggregate of 3,810,221 shares of Series D preferred stock in a private placement on November 24, 1999. The consideration received for such shares was $8,153,872.94.

    (6) The Registrant issued a warrant to purchase 114,306 shares of Series D preferred stock at an aggregate purchase price of $244,614.84 on November 24, 1999.

    (7) The Registrant issued an aggregate of 5,345,789 shares of Series D preferred stock in a private placement on October 18, 1999. The consideration received for such shares was $11,439,988.46.

    (8) The Registrant issued a warrant to purchase 160,373 shares of Series D preferred stock at an aggregate purchase price of $343,198.22 on October 18, 1999.

    (9) The Registrant issued an aggregate of 2,898,706 shares of Series C preferred stock in a private placement in September 17, 1999. The consideration received for such shares was $4,579,955.48.

    (10) The Registrant issued an aggregate of 2,194,666 shares of Series B preferred stock in a private placement on March 15, 1999. The consideration received for such shares was $2,817,951.14.

    (11) The Registrant issued an aggregate of 287,356 shares of Series A preferred stock in a private placement on August 21, 1998. The consideration received for such shares was $249,999.72.

    (12) The Registrant issued a warrant to purchase 25,862 shares of our Series A preferred stock at an aggregate purchase price of $22,499.94 on June 4, 1998.

    (13) From April 1997 through February 1998, the Registrant granted stock options to purchase an aggregate of 2,307,177 shares of common stock to employees, consultants and directors with exercise prices of $0.10 per share pursuant to the Registrant's 1996 stock option plan.

    (14) The Registrant issued an aggregate of 8,124,538 shares of Series A preferred stock in private placements in April through August 1998 for an aggregate consideration of $7,068,348.06. Of those shares, the Registrant issued an aggregate of 2,147,530 shares in April 1998, pursuant to the conversion of a portion of the outstanding principal of convertible subordinated promissory notes which we issued on various dates from July 1997 through April 1998.

    (15) In April 1998, the Registrant issued an aggregate of 2,464,890 shares of common stock pursuant to the conversion of an aggregate of $246,489.00 in convertible subordinated promissory notes, which the Registrant issued on various dates from July 1997 through April 1998.

    (16) From February 1999 through March 2000, the Registrant granted stock options to purchase an aggregate of 3,047,884 shares of common stock to employees, consultants and directors with exercise prices ranging from $0.10 per share to $2.50 per share pursuant to the Registrant's 1999 stock plan.

    (17) In April 1999, the Registrant granted the right to purchase 324,978 shares of common stock to an employee at $0.15 price per share pursuant to the Registrant's 1999 stock plan, which right was exercised on the same date. In November 1999, the Registrant granted the right to purchase 1,765,051 shares of common stock to an officer at $0.80 price per share pursuant to the Registrant's 1999 stock plan, which right was exercised on the same date. In November 1999, the Registrant granted the right to purchase 10,000 shares of common stock to a director at $1.25 price per share pursuant to the Registrant's 1999 stock plan, which right was exercised on the same date.

    (18) In October 1999, the Registrant issued to consultants an aggregate of 84,444 shares of stock with a value of $.80 price per share.

    (19) In October, 1999, the Registrant granted stock options to purchase an aggregate of 500,000 shares of common stock to employees with exercise prices of $0.80 per share. These option grants were not made pursuant to any stock option plan.

  The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to (1) Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or (2) Section 4(2) thereof or Regulation D promulgated thereunder, on the basis that the transactions did not involve a public offering.

  No underwriters were used in connection with these sales and issuances. Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities.

Item 16. Exhibits

 Exhibit Description
 ------- -----------
  *1.1   Form of Underwriting Agreement.

  *3.1   Second Amended and Restated Certificate of Incorporation of the
          Registrant.

  *3.2   Bylaws of the Registrant.

  *4.1   Form of Specimen Common Stock Certificate.

  *5.1   Opinion of Latham & Watkins.

   9.1 Voting Agreement among the Registrant and certain of its stockholders, dated April 20, 1998.

   9.2 Voting Agreement among the Registrant and certain of its stockholders, dated October 6, 1999.

  10.1 Form of Indemnification Agreement between the Registrant and its directors and officers.

 *10.2   1996 Stock Option Plan of the Registrant.

 *10.3   Employee Stock Purchase Plan of the Registrant.

 *10.4   Amended and Restated 1999 Stock Plan of the Registrant.

  10.5   Third Amended and Restated Investors' Rights Agreement among the
          Registrant and certain of its stockholders, dated October 18, 1999.

  10.6   Series D Preferred Stock Placement Agency Agreement between the
          Registrant and BancBoston Robertson Stephens Inc., dated October 18,
          1999.

  10.7   Second Amended and Restated Co-Sale and Management Agreement among the
          Registrant and certain of its stockholders, dated September 17, 1999.

  10.8   Employment Agreement between the Registrant and Robert Ainsbury, dated
          January 1, 1999.

  10.9 Employment Agreement between the Registrant and Wilfredo M. Tejada, dated January 1, 1999.
  10.10 Employment Agreement between the Registrant and Daniel Putterman, dated October 6, 1999.

  10.11 Employment Agreement between the Registrant and Douglas S. Bennett, as amended, dated October 18, 1999.

  10.12  Pledge and Security Agreement between the Registrant and Douglas S.
          Bennett, dated November 1, 1999.

  10.13  Promissory Note from Douglas S. Bennett to the Registrant, dated
          November 1, 1999.

  10.14  Pledge and Security Agreement between the Registrant and Robert
          Ainsbury, dated January 28, 2000.

  10.15 Non-Recourse Promissory Note from Robert Ainsbury to the Registrant, dated January 28, 2000.

  10.16  Pledge and Security Agreement between the Registrant and Willie
          Tejada, dated January 28, 2000.

  10.17 Non-Recourse Promissory Note from Willie Tejada to the Registrant, dated January 28, 2000.

  10.18  Pledge and Security Agreement between the Registrant and Daniel
          Putterman, dated October 6, 1999.

  10.19 Non-Recourse Promissory Note from Daniel Putterman to the Registrant, dated October 6, 1999.

  10.20 Agreement and Plan of Merger entered into as of October 22, 1999 by and among the Registrant, Aeneid Merger Sub, Inc., InGenius
          Technologies, Inc. and Julie Stock and Gary Stock.

  10.21 Amendment No. 1 to Agreement and Plan of Merger entered into as of October 22, 1999 by and among the Registrant, Aeneid Merger Sub,
          Inc., InGenius Technologies, Inc. and Julie Stock and Gary Stock.

 *10.22 Lease Agreement between The Ronald and Barbara Kaufman Revocable Trust and the Registrant, dated February 17, 1997.


 Exhibit Description
 ------- -----------
 *10.23  Lease Amendment No. 1. between The Ronald and Barbara Kaufman
          Revocable Trust and the Registrant, dated April 15, 1998.

 *10.24  Lease Amendment No. 2. between The Ronald and Barbara Kaufman
          Revocable Trust and the Registrant, dated February 11, 1999.

 *10.25  Lease Amendment No. 3. between The Ronald and Barbara Kaufman
          Revocable Trust and the Registrant, dated March 18, 1999.

 *10.26  Lease Amendment No. 3. (sic) between The Ronald and Barbara Kaufman
          Revocable Trust and the Registrant, dated December 5, 1999.

 *10.27 Sublease Agreement between Intergraph Corporation and the Registrant, dated October 26, 1999.

 *10.28  Lease Agreement between Wesley C. Vande Streek and Barbara J. Ohs and
          InGenius Technologies, Inc., dated October 31, 1996.

 *10.29  Lease Agreement between Wesley C. Vande Streek and InGenius
          Technologies, Inc., dated January 1, 1998.

 *10.30  Lease Agreement by and between New Boston Moat Limited Partnership and the Registrant, dated March 1, 2000.
  21.1   Subsidiaries.

  23.1   Consent of PricewaterhouseCoopers LLP.

 *23.2   Consent of Latham & Watkins (included in Exhibit 5.1).

  24.1 Powers of Attorney (contained on the signature page of this Registration Statement).

  27.1   Financial Data Schedule.

--------
*To be filed by amendment.

Item 17. Undertakings

  The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on April 7, 2000.

                                          EoExchange, Inc.

                                                /s/ Douglas S. Bennett
                                          By: _________________________________
                                                   Douglas S. Bennett
                                           President, Chief Executive Officer
                                                           and
                                           Chairman of the Board of Directors

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Douglas S. Bennett, Mark H. Elder, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated:

               Signature                             Title                  Date
               ---------                             -----                  ----

        /s/ Douglas S. Bennett          President, Chief Executive      April 7, 2000
 ______________________________________ Officer, Chairman of the Board
           Douglas S. Bennett           of Directors (principal
                                        executive officer)

          /s/ Mark H. Elder             Vice President Finance,         April 7, 2000
 ______________________________________ Treasurer and Assistant
             Mark H. Elder              Secretary (principal financial
                                        and accounting officer)

        /s/ Robert G. Allison           Director                        April 7, 2000
 ______________________________________
           Robert G. Allison

           /s/ Mark Butlein             Director                        April 7, 2000
 ______________________________________
              Mark Butlein

               Signature                             Title      Date
               ---------                             -----      ----

        /s/ Scott N. Flanders           Director            April 7, 2000
 ______________________________________
           Scott N. Flanders

         /s/ Daniel Putterman           Director            April 7, 2000
 ______________________________________
            Daniel Putterman

         /s/ Dag A. Tellefsen           Director            April 7, 2000
 ______________________________________
            Dag A. Tellefsen

                                 EXHIBIT INDEX

 Exhibit Description
 ------- -----------
  *1.1   Form of Underwriting Agreement.

  *3.1   Second Amended and Restated Certificate of Incorporation of the
          Registrant.

  *3.2   Bylaws of the Registrant.

  *4.1   Form of Specimen Common Stock Certificate.

  *5.1   Opinion of Latham & Watkins.

   9.1 Voting Agreement among the Registrant and certain of its stockholders, dated April 20, 1998.

   9.2 Voting Agreement among the Registrant and certain of its stockholders, dated October 6, 1999.

  10.1 Form of Indemnification Agreement between the Registrant and its directors and officers.

 *10.2   1996 Stock Option Plan of the Registrant.

 *10.3   Employee Stock Purchase Plan of the Registrant.

 *10.4   Amended and Restated 1999 Stock Plan of the Registrant.

  10.5   Third Amended and Restated Investors' Rights Agreement among the
          Registrant and certain of its stockholders, dated October 18, 1999.

  10.6   Series D Preferred Stock Placement Agency Agreement between the
          Registrant and BancBoston Robertson Stephens Inc., dated October 18,
          1999.

  10.7   Second Amended and Restated Co-Sale and Management Agreement among the
          Registrant and certain of its stockholders, dated September 17, 1999.

  10.8 Employment Agreement between the Registrant and Robert D. Ainsbury, dated January 1, 1999.

  10.9   Employment Agreement between the Registrant and Wilfredo Tejada, dated
          January 1, 1999.
  10.10 Employment Agreement between the Registrant and Daniel Putterman, dated October 6, 1999.

  10.11 Employment Agreement between the Registrant and Douglas S. Bennett, as amended, dated October 18, 1999.

  10.12  Pledge and Security Agreement between the Registrant and Douglas S.
          Bennett, dated November 1, 1999.

  10.13  Promissory Note from Douglas S. Bennett to the Registrant, dated
          November 1, 1999.

  10.14  Pledge and Security Agreement between the Registrant and Robert
          Ainsbury, dated January 28, 2000.

  10.15 Non-Recourse Promissory Note from Robert Ainsbury to the Registrant, dated January 28, 2000.

  10.16  Pledge and Security Agreement between the Registrant and Willie
          Tejada, dated January 28, 2000.

  10.17 Non-Recourse Promissory Note from Willie Tejada to the Registrant, dated January 28, 2000.

  10.18  Pledge and Security Agreement between the Registrant and Daniel
          Putterman, dated October 6, 1999.

  10.19 Non-Recourse Promissory Note from Daniel Putterman to the Registrant, dated October 6, 1999.

  10.20 Agreement and Plan of Merger entered into as of October 22, 1999 by and among the Registrant, Aeneid Merger Sub, Inc., InGenius
          Technologies, Inc. and Julie Stock and Gary Stock.

  10.21 Amendment No. 1 to Agreement and Plan of Merger entered into as of October 22, 1999 by and among the Registrant, Aeneid Merger Sub,
          Inc., InGenius Technologies, Inc. and Julie Stock and Gary Stock.

 *10.22 Lease Agreement between The Ronald and Barbara Kaufman Revocable Trust and the Registrant, dated February 17, 1997.

 *10.23  Lease Amendment No. 1. between The Ronald and Barbara Kaufman
          Revocable Trust and the Registrant, dated April 15, 1998.


 Exhibit Description
 ------- -----------
 *10.24  Lease Amendment No. 2. between The Ronald and Barbara Kaufman
          Revocable Trust and the Registrant, dated February 11, 1999.

 *10.25  Lease Amendment No. 3. between The Ronald and Barbara Kaufman
          Revocable Trust and the Registrant, dated March 18, 1999.

 *10.26  Lease Amendment No. 3. (sic) between The Ronald and Barbara Kaufman
          Revocable Trust and the Registrant, dated December 5, 1999.

 *10.27 Sublease Agreement between Intergraph Corporation and the Registrant, dated October 26, 1999.

 *10.28  Lease Agreement between Wesley C. Vande Streek and Barbara J. Ohs and
          InGenius Technologies, Inc., dated October 31, 1996.

 *10.29  Lease Agreement between Wesley C. Vande Streek and InGenius
          Technologies, Inc., dated January 1, 1998.

 *10.30  Lease Agreement by and between New Boston Moat Limited Partnership and the Registrant, dated March 1, 2000.
  21.1   Subsidiaries.

  23.1   Consent of PricewaterhouseCoopers LLP.

 *23.2   Consent of Latham & Watkins (included in Exhibit 5.1).

  24.1 Powers of Attorney (contained on the signature page of this Registration Statement).

  27.1   Financial Data Schedule.

--------
*To be filed by amendment.